Exhibit 10.23

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
EXCLUSIVE LICENSE AGREEMENT

Page

Article 1 Definitions	1
Article 2 License	15
2.1 License Grant.	15
2.2 Sublicense Rights.	15
2.3 Negative Covenants	17
2.4 No Implied Licenses; Retained Rights	17
2.5 Grant-Back License to Allogene	17
2.6 Future Third Party In-License.	18
2.7 Existing Allogene In-Licenses	18
2.8 Bundled Products	19
2.9 Non-Compete	19
2.10 647 Product	19
Article 3 Development	19
3.1 Overview; Diligence	19
3.2 Development Plan	20
3.3 Global Development Collaborations.	20
3.4 Clinical Trial Audit Rights.	21
3.5 Records	22
3.6 Development Reports	22
3.7 Subcontractors	22
3.8 Transfer of Allogene Know-How	22
3.9 Material Transfer	23
Article 4 Regulatory	19
4.1 Conduct of Regulatory Activities	24
4.2 Review of Regulatory Materials	25
4.3 Copies of Regulatory Correspondence	25
4.4 Notice of Meetings	25
4.5 Notice of Regulatory Action	26
4.6 Access to Regulatory Materials and Data	26
4.7 Safety Data Exchange	26
4.8 Safety and Regulatory Audits	27
4.9 No Harmful Actions	27
4.10 Remedial Actions	28
Article 5 Supply and Manufacturing	29
5.1 Clinical Supply of Products in the Licensee Territory	29
5.2 Commercial Supply of 647 Product in the Licensee Territory	29
5.3 Commercial Manufacture and Supply in the Licensee Territory.	29
Article 6 Commercialization.	30
6.1 Responsibilities	30
6.2 Compliance with Applicable Laws.	31
6.3 Commercialization Diligence	31
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Page

6.4 Commercialization Plan	32
6.5 Commercialization Reports	32
6.6 Global Branding Strategies; Product Trademarks	32
6.7 Ex-Licensee Territory and Ex-Field Activities	32
Article 7 Governance.	33
7.1 Joint Steering Committee	33
Article 8 Payments	35
8.1 Upfront Fee	35
8.2 Development and Regulatory Milestone Payments	35
8.3 Royalties	36
8.4 Royalty Term	36
8.5 Third Party Payments	36
8.6 Payment; Reports	37
8.7 Exchange Rate; Manner and Place of Payment	37
8.8 Taxes.	37
8.9 Blocked Currency	38
8.10 Records; Audits.	38
8.11 Late Payments	39
Article 9 Confidentiality	39
9.1 Confidential Information	38
9.2 Exceptions	40
9.3 Authorized Disclosure	40
9.4 Public Announcements.	41
9.5 Publication	41
9.6 Prior Non-Disclosure Agreement	41
9.7 Equitable Relief	41
Article 10 Representations and Warranties; Limitation of Liability	41
10.1 Mutual Representations and Warranties	41
10.2 Additional Allogene Representations and Warranties	42
10.3 Additional Licensee Representations and Warranties	42
10.4 Licensee Covenants	44
10.5 Performance by Affiliates, Sublicensees and Subcontractors	45
10.6 Disclaimer	45
Article 11 Intellectual Property	46
11.1 Ownership.	46
11.2 Patent Prosecution and Maintenance.	47
11.3 Infringement by Third Parties.	49
11.4 Infringement of Third Party Rights	51
11.5 Marking	51
11.6 Patent Listings	51
11.7 Common Interest	51
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Page

Article 12 Term; Termination	51
12.1 Term	52
12.2 Termination.	52
12.3 Effect of Expiration or Termination.	52
12.4 Accrued Obligations; Survival	55
12.5 Termination Press Releases	55
12.6 Rights Upon Bankruptcy	55
Article 13 Indemnification	56
13.1 Indemnification of Allogene	56
13.2 Indemnification of Licensee	57
13.3 Procedure	57
13.4 Insurance	57
13.5 Limitation of Liability	58
Article 14 Dispute Resolution	58
14.1 Disputes	58
14.2 Arbitration.	58
14.3 Court Actions	59
Article 15 Miscellaneous	59
15.1 Governing Law	59
15.2 Entire Agreement; Amendment	59
15.3 Relationship Between the Parties	59
15.4 Non-Waiver	60
15.5 Assignment	60
15.6 No Third Party Beneficiaries	60
15.7 Severability	60
15.8 Notices	60
15.9 Force Majeure	61
15.10 Interpretation	62
15.11 Counterparts	62

-iii-

EXCLUSIVE LICENSE AGREEMENT
THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of December 14, 2020 (the “Effective Date”), by and between ALLOGENE THERAPEUTICS, INC., a Delaware corporation having a place of business at 210 East Grand Avenue, South San Francisco, CA 94080 (“Allogene”) and ALLOGENE OVERLAND BIOPHARM (CY) LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (“Licensee”) (collectively the “Parties” and each a “Party”).
Recitals
WHEREAS, Allogene owns a proprietary AlloCAR T™ technology platform and is developing off-the-shelf CAR T therapeutic candidates by engineering therapies from the T cells of healthy donors, targeting BCMA (ALLO-715 and ALLO-605), CD70 (ALLO-316), FLT3 (ALLO-819) and DLL3, using ALLO-647 as a lymphodepletion agent, which is part of the pre-conditioning regimen for treating patients with hematologic cancers or solid tumors;
WHEREAS, Licensee is a joint venture formed by Overland Pharmaceuticals, Inc. (“Overland”) and Allogene pursuant to a Share Subscription Agreement, dated as of December 14, 2020, (the “Share Subscription Agreement”), for the purpose of developing and commercializing certain Products in the Licensee Territory (each as defined below); and
WHEREAS, in connection with the foregoing joint venture arrangement, Licensee desires to obtain from Allogene, and Allogene desires to grant to Licensee, an exclusive license under the Allogene Technology to develop, manufacture and commercialize the Products (as defined hereinafter), including the right to utilize ALLO-647 as part of the lymphodepletion regimen for the development and commercialization of the Products in the Field in the Licensee Territory (each as defined below), subject to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Allogene and Licensee hereby agree as follows:
Article 1
Definitions
1.1 “647 Compound” means ALLO-647 (with a structure set forth in a side letter delivered to Licensee), an anti-CD52 monoclonal antibody that is used as a lymphodepletion agent.
1.2“647 Product” means a pharmaceutical formulation containing the 647 Compound as an Active Ingredient, alone or in combination with other Active Ingredients (whether co-formulated or co-packaged, but not in combination with any Active Ingredient that is proprietary to Allogene but that is not a Compound), in any formulation or dosage form and for any mode of administration.

1.3“Acquiror” shall mean a Third Party that acquires a Party (and therefore is deemed to be an Affiliate of such Party for purposes of Sections 1.10, 1.11, 1.78, and 1.79, as applicable) through a Change of Control, together with any affiliates of such Acquiror existing immediately prior to the consummation of the Change of Control. For purposes of clarity, an “Acquiror” of a Party shall exclude (a) the applicable Party and all of its Affiliates existing immediately prior to the consummation of the Change of Control and (b) any person or entity that becomes an affiliate of the Acquiror following the consummation of the Change of Control (which person or entity shall, for purposes of clarity, be considered an Affiliate of the applicable Party hereunder for purposes of Sections 1.10, 1.11, 1.78, and 1.79, as applicable).
1.4“Acquiror IP” shall mean Patents and Know-How which are (a) controlled by an Acquiror immediately prior to the consummation of the Change of Control pursuant to which such Acquiror acquired a Party or (b) controlled by the Acquiror on or after the effective date of the Change of Control and, in each case, ((a) and (b)), which Patents and Know-How (i) are not Controlled by the Party acquired by the Acquiror or any of such Party’s Affiliates (excluding, for purposes of this provision, the Acquiror and Affiliates of the acquired Party that are such Affiliates by virtue of controlling, being controlled by or being under common control with the Acquiror as of the effective date of the Change of Control) and (ii) were developed, invented or obtained without the direct or indirect use of any (A) Allogene Technology (in the case of an Acquiror of Allogene) or Licensee Technology (in the case of an Acquiror of Licensee), as applicable; provided, however, that such Patents and Know-How shall not be considered Acquiror IP (and therefore shall therefore be included as Allogene Patents or Allogene Know-How, or Licensee Patents or Licensee Know-How, as applicable, provided that they otherwise satisfy the definitions of Allogene Patents or Allogene Know-How, or Licensee Patents or Licensee Know-How, as applicable) in the event that any such Patents and/or Know-How are actually used by the Acquiror or any of its affiliates (including the acquired Party) at any time during the Term in the Development, Manufacture or Commercialization of any of the Compounds or Products.
1.5“Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, controlled release technologies, materials to increase bioavailability, solubility or stability, or delivery means).
1.6“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party. For the purpose of this definition, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or exercises equivalent influence over such entity. For purposes of this Agreement, neither Allogene nor Overland (nor any of Overland's other affiliates) shall be deemed to be an Affiliate of Licensee and Licensee shall not be deemed an Affiliate of Allogene.
1.7“Aggregate Annual Net Sales” shall mean aggregate Net Sales of the Products by Licensee, its Affiliates and their respective sublicensees in the Field in the Licensee Territory in a Calendar Year.

1.8[***].
1.9[***].
1.10“Allogene Inventions” shall have the meaning provided in Section 11.1(b).
1.11“Allogene Invention Patents” means any Patent Covering any Allogene Invention.
1.12“Allogene Know-How” shall mean all Know-How that is Controlled by Allogene or any of its Affiliates, as of the Effective Date, or, subject to Section 2.7, Controlled at any time during the Term by Allogene or any of its Affiliates, and which relates to the Compounds or Products and is necessary or reasonably useful for the Development, Manufacturing, use or Commercialization of the Compounds or Products in the Field in the Licensee Territory. For clarity, Allogene Know-How includes (i) Know-How within the Platform Inventions, (ii) Know-How within Allogene Inventions and (iii) Allogene’s interest in Know-How within the Joint Inventions, in each case to the extent such Know-How is necessary or reasonably useful for the Development, Manufacturing, use or Commercialization of the Compounds or Products in the Field in the Licensee Territory. Notwithstanding the foregoing, Allogene Know-How shall not include any Know-How that is Acquiror IP.
1.13“Allogene Patents” shall mean any Patents that (i) are Controlled by Allogene or any of its Affiliates, as of the Effective Date or, subject to Section 2.7, Controlled, at any time during the Term, by Allogene or any of its Affiliates and (ii) Cover the Development, Manufacturing, use or Commercialization of the Compounds or Products in the Field in the Licensee Territory. A list of Allogene Patents as of the Effective Date is attached hereto on Schedule 1.13. For clarity, Allogene Patents include (i) Patents within the Platform Inventions, (ii) Patents within Allogene Invention and (iii) Allogene's interest in Patents within the Joint Inventions, in each case to the extent such Patents Cover the Development, Manufacturing, use or Commercialization of the Compounds or Products in the Field in the Licensee Territory. Notwithstanding the foregoing, Allogene Patents shall not include any Patents that are deemed to be Acquiror IP.
1.14“Allogene Platform” shall mean [***].
1.15“Allogene Product Patent” shall have the meaning provided in Section 11.2(c).
1.16“Allogene Protected Patent” shall have the meaning provided in Section 11.2(c).
1.17“Allogene Technology” shall mean the Allogene Know-How and Allogene Patents.
1.18“Allogene Territory” shall mean anywhere in the world other than the Licensee Territory.
1.19“Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person, including the FCPA, Export Control Laws and other comparable laws.
1.20“Bankruptcy Laws” shall have the meaning provided in Section 12.6.
1.21“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in the State of California, U.S., or mainland China.
1.22“BCMA Compound” means ALLO-715 or ALLO-605 (with structures set forth in a side letter delivered to Licensee), each an allogeneic CAR-T therapy engineered with Allogene Technology, targeting B-Cell Maturation Antigen (BCMA).
1.23“BMCA Product” means a pharmaceutical formulation containing the BMCA Compound as an Active Ingredient, alone or in combination with other Active Ingredients (whether co-formulated or co-packaged, but not in combination with any Active Ingredient that is proprietary to Allogene but that is not a Compound), in any formulation or dosage form and for any mode of administration.
1.24“Calendar Quarter” shall mean each period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1.
1.25“Calendar Year” shall mean each period of twelve (12) consecutive months commencing on January 1.
1.26“CAR-T” means T-cells expressing chimeric antigen receptor(s).
1.27“CD70 Compound” means ALLO-316 (with a structure set forth in in a side letter delivered to Licensee), an allogeneic CAR-T therapy engineered with Allogene Technology, targeting CD70.
1.28“CD70 Product” means a pharmaceutical formulation containing the CD70 Compound as an Active Ingredient, alone or in combination with other Active Ingredients (whether co-formulated or co-packaged, but not in combination with any Active Ingredient that is proprietary to Allogene but that is not a Compound), in any formulation or dosage form and for any mode of administration.
1.29“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which would result in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.
1.30“Clinical Trial” means any clinical testing of a Product in human subjects.
1.31“CMC Information” shall mean information related to the chemistry, manufacturing and controls of any of the Products, as specified by the applicable Regulatory Authorities.
1.32“CMOs” means Third Party contract manufacturing organizations.
1.33“COGS” means, with respect to a Product, the costs to Manufacture the Product (or the Compound contained therein). COGS shall be a “standard cost” per unit (calculated annually), which shall be comprised of the following elements which shall be calculated in accordance with Licensee’s accounting standards: (a) direct labor (the actual cost of employees or external services engaged in direct Manufacturing activities who are directly employed in Manufacturing the Product), (b) direct materials (the actual costs incurred in Manufacturing or purchasing materials for Manufacture, including freight-in costs, sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components), (c) pro rata facility costs (meaning rent, property taxes, depreciation of leaseholds and property, utilities, spare parts, maintenance contracts, insurance, security services) for the Manufacture of the Product, (d) Manufacturing equipment depreciation or other equipment costs, and (e) document control, purchasing, warehouse management (with such allocations to be based on estimated service levels, headcount or square footage occupancy depending on the category). To the extent that the Product (or the Compound contained therein) is sourced from a Third Party manufacturer, the actual price paid to the Third Party for the manufacture and supply of the Product (or the Compound contained therein), respectively, shall be the COGS.
1.34“Combination Product” means a Product that contains a Compound and one (1) or more other clinically or pharmacologically Active Ingredients in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured).
1.35“Commercialization” shall mean, with respect to a Product, all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of such Product, including strategic marketing, sales force detailing, advertising, market product support, all customer support, distribution, and invoicing and sales activities. “Commercialize” and “Commercializing” shall have the correlative meanings.
1.36“Commercially Reasonable Efforts” shall mean, (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement, expending (on its own and/or acting through any of its Affiliates, sublicensees or agents) reasonable, diligent, good faith efforts and resources to accomplish such task or obligation, consistent with the exercise of prudent scientific and business judgment and commercially reasonable practices, as a pharmaceutical company of similar size and resources operating in developed markets (or, in the case of Licensee, developing markets in the Licensee Territory) would normally use to accomplish a similar task or obligation under similar circumstances in accordance with Applicable Laws; and (b) where applied to the Development and/or Commercialization of the Product under this Agreement, the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, consistent with the exercise of prudent scientific and business judgment and commercially reasonable practices as normally used by a pharmaceutical company of similar size and resources operating in developed markets (or, in the case of Licensee, developing markets in the Licensee Territory) for a priority product discovered or identified internally, which product is at a similar stage of development or product life and is of similar market potential and strategic value, taking into account relevant commercial, legal, and regulatory factors including measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, anticipated or approved labeling, the profitability of the product in light of pricing and reimbursement issues, and other relevant factors, in accordance with Applicable Laws, all based on conditions then prevailing. It is understood that in fulfilling any obligation to use Commercially Reasonable Efforts in this Agreement, a Party shall not take into account (i) any other pharmaceutical product such Party is then researching, developing, manufacturing or commercializing outside the scope of this Agreement, (ii) the payments required to be made by such Party to the other Party under this Agreement, (iii) such Party’s access to sufficient personnel, capital or resources to conduct its responsibilities hereunder in accordance with the foregoing standards or (iv) political considerations. “Commercially Reasonable Efforts” shall be determined on a Product-by-Product and jurisdiction-by-jurisdiction basis, and it is anticipated that the level of efforts required may be different for different jurisdictions and may change over time, reflecting changes in the status of the Products, as applicable, and jurisdictions involved. For clarity, “Commercially Reasonable Efforts” will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.
1.37“Compound” shall mean BCMA Compound, CD70 Compound, FLT3 Compound and DLL3 Compound.
1.38“Confidential Information” shall mean all Information and other proprietary scientific, marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates and which one Party or any of its Affiliates has furnished or made available to the other Party or its Affiliates, whether in oral, written or electronic form, including but not limited to any disclosed information of a potential licensor pursuant to Section 2.7(a).
1.39“Control” (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any material (including Regulatory Documents), Information, Patents or other intellectual property rights, possession by a Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this

Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such materials, Know-How, Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party or additional payment obligations.
1.40“Cover” shall mean, with respect to Patent, a Valid Claim thereof would (absent a license or ownership thereof) be infringed by the Manufacturing, use, offering for sale, sale or importation of Products. “Covered” and “Covering” shall have the correlative meanings.
1.41“Data” shall mean all data, including CMC Information, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective (sub)licensees pursuant to activities conducted under this Agreement.
1.42“Development” shall mean, with respective to a Product, all activities conducted after the Effective Date relating to preclinical and clinical studies, in each of the foregoing, in furtherance of obtaining or maintaining Regulatory Approval of a Product, including but not limited to toxicology testing, statistical analysis, publication and presentation of study results with respect to such product, and the reporting, preparation and submission of applications for obtaining, registering and maintaining Regulatory Approval of such Product. “Develop” and “Developing” shall have the correlative meanings. For clarity, “Development” shall not include any discovery research activities, but shall include clinical trials commenced after Regulatory Approval.
1.43“Development Plan” shall have the meaning provided in Section 3.2.
1.44“Disclosing Party” shall have the meaning provided in Section 9.1
1.45“DLL3 Compound” means the first allogeneic CAR-T therapy engineered with Allogene Technology, targeting DLL3 that is part of an Allogene-sponsored Clinical Trial.
1.46“DLL3 Product” means a pharmaceutical formulation containing the DLL3 Compound as an Active Ingredient, alone or in combination with other Active Ingredients (whether co-formulated or co-packaged, but not in combination with any Active Ingredient that is proprietary to Allogene but that is not a Compound), in any formulation or dosage form and for any mode of administration.
1.47“Effective Date” shall have the meaning provided in the introductory paragraph of this Agreement.
1.48“Executive Officers” shall have the meaning provided in Section 7.1.
1.49“Existing Allogene In-Licenses” means the existing agreements between Allogene, on the one hand, and any Third Party (each, an “Upstream Licensor”) set forth on Schedule 1.49, as may be amended from time to time , including pursuant to Section 2.7(b).
1.50“Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the

U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. Seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).
1.51“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. Seq.) as amended.
1.52“FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.
1.53“Field” shall mean human oncologic therapeutic, diagnostic, prophylactic and prognostic purposes.
1.54“First Commercial Sale” shall mean, with respect to a Product, the first sale by Licensee or its Affiliate or Sublicensee of a Product in a jurisdiction in the Licensee Territory.
1.55“FLT3 Compound” means ALLO-819 (with a structure set forth in in a side letter delivered to Licensee), an allogeneic CAR-T therapy engineered with Allogene Technology, targeting FLT3.
1.56“FLT3 Product” means a pharmaceutical formulation containing the FLT3 Compound as an Active Ingredient, alone or in combination with other Active Ingredients (whether co-formulated or co-packaged, but not in combination with any Active Ingredient that is proprietary to Allogene but that is not a Compound), in any formulation or dosage form and for any mode of administration.
1.57“FTE” shall mean full time equivalent.
1.58“GCP” shall mean the then-current standards, practices and procedures for good clinical practices promulgated or endorsed by NMPA or any Regulatory Authority in the Licensee Territory, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.
1.59“GLP” shall mean the then-current standards, practices and procedures for good laboratory practices promulgated or endorsed by NMPA or any Regulatory Authority in the Licensee Territory, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.
1.60“GMP” shall mean the then-current standards, practices and procedures for good manufacturing practices promulgated or endorsed by NMPA or any Regulatory Authority in the Licensee Territory, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.

1.61“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.62“ICC” shall have the meaning provided in Section 14.2(a).
1.63“ICH” shall mean the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use.
1.64“IND” means any Investigational New Drug application (including any amendment or supplement thereto) filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto or if applicable, a comparable application or submission filed with a Regulatory Authority outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU or drug trial clinical application made to NMPA’s Center for Drug Evaluation).
1.65“Indemnitee” shall have the meaning provided in Section 13.3.
1.66“Indemnitor” shall have the meaning provided in Section 13.3.
1.67“Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use “Information” include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, Regulatory Documents, minutes, correspondence and strategy.
1.68“Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of a Product to the first subject in such Clinical Trial in accordance with the protocol for such Clinical Trial.
1.69“Invention” shall mean any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective (sub)licensees or subcontractors relating to the Products or Allogene Platform during the Term under this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.
1.70“Joint Invention” shall have the meaning provided in Section 11.1(b).

1.71“Joint Invention Patent” shall mean any Patent claiming a Joint Invention.
1.72“JSC” shall have the meaning provided in Section 7.1.
1.73“Know-How” shall mean any and all Information and Data, including without limitation, proprietary scientific or technical information, results and Data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.
1.74“Known Third Party Obligations” shall mean any and all obligations, including but not limited to, sublicense fee, milestone payment, royalty payment and other payment obligations under the Existing Allogene In-Licenses to the applicable Upstream Licensors and under any Third Party IP License pursuant to Section 2.7(b) that may be triggered as a result of Allogene’s grant of the licenses to Licensee pursuant to this Agreement or Licensee’s exploitation of such licenses pursuant to this Agreement. All Third Party Obligations, as of the Effective Date, are set forth in Schedule 1.74 attached hereto.
1.75“Licensed Mice Materials” shall have the meaning ascribed to such term in Upstream License 1.
1.76 “Licensee Invention” shall have the meaning provided in Section 11.1(b).
1.77“Licensee Invention Patents” shall mean any Patent claiming a Licensee Invention.
1.78“Licensee Know-How” shall mean all Know-How with respect to the Products, which is (a) Controlled by Licensee or any of its Affiliates during the Term, and (b) necessary or reasonably useful for the Development, Manufacturing, use or Commercialization of the Products, including Know-How within Licensee Inventions and Licensee’s interest in Know-How within the Joint Inventions. Licensee Know-How shall not include any Know-How that is deemed to be Acquiror IP.
1.79“Licensee Patents” shall mean any Patents that (i) as of the Effective Date and during the Term, are Controlled by Licensee or any of its Affiliates and (ii) Cover the Development, Manufacturing, use or Commercialization of the Products in the Field in the Licensee Territory. The Licensee Invention Patents shall constitute “Licensee Patents” hereunder. Licensee Patents shall not include any Patents that are deemed to be Acquiror IP.
1.80“Licensee Technology” shall mean the Licensee Know-How and Licensee Patents.
1.81“Licensee Territory” shall mean the PRC, Taiwan, South Korea and Singapore.

1.82“MAA” shall mean an application for the authorization for marketing of a Product, including all amendments and supplements thereto, filed with any Regulatory Authority to gain approval to market the Product in a given jurisdiction or jurisdiction.
1.83“Manufacture” and “Manufacturing” shall mean, with respect to a product, activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting such product, including oversight and management of vendors therefor.
1.84“Modified Mice” shall have the meaning ascribed to such term in Upstream License 1.
1.85 “Net Sales” shall mean, with respect to the extent allocable to the Products: a Product, the gross amounts invoiced for sales or other dispositions of the Product by or on behalf of Licensee or any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties (other than Sublicensees), less deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to the Product by the Selling Party in accordance with U.S. generally accepted accounting principles or international financial reporting standards, in either case, consistently applied throughout the organization of the applicable Selling Party, and to the extent permitted under applicable law in the Licensee Territory: [***].
In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).
If a Product is sold in combination with other pharmaceutical or biologics products, diagnostic products, or Active Ingredients that are not themselves Products (collectively, the “Combination Components”, and taken together (whether co-formulated, co-packaged or for co-administration) with the Product, the “Bundled Product”) the Net Sales applicable to such Product will be [***].
Upon Licensee's request and only upon a material change in applicable law or accounting regulations affecting the definition of Net Sales, Allogene agrees to discuss in good faith reasonable adjustments to the definition of “Net Sales”.
1.86“NMPA” shall mean the National Medical Products Administration in China, and any successor entity thereto or its provincial or local counterpart.
1.87“OFAC” shall have the meaning provided in Section 10.3(c).
1.88“Party” shall mean Allogene or Licensee individually, and “Parties” shall mean Allogene and Licensee collectively.
1.89“Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued

examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any jurisdiction or jurisdiction.
1.90“Pivotal Trial” means with respect to a Product, a Clinical Trial that at the time of Initiation (or any later point, if applicable), is expected, based on guidance from the FDA or other applicable Regulatory Authority, to evaluate the safety and efficacy of the Products and to provide the basis for submitting an application for Regulatory Approval for such Product. For avoidance of doubt, a Clinical Trial or portion thereof may be a Pivotal Trial regardless of whether the protocol for such Clinical Trial describes it as a Phase II Clinical Trial, Phase III Clinical Trial or any variation thereof, including but not limited to a Phase II/III Clinical Trial or Phase IIb Clinical Trial.
1.91“PRC” means the People’s Republic of China, including mainland China (“China”), Hong Kong Special Administrative Region and Macau Special Administrative Region.
1.92“Product” shall mean a pharmaceutical formulation containing a Compound (such as BCMA Compound, CD70 Compound, FLT3 Compound, DLL3 Compound) as an Active Ingredient, alone or in combination with other Active Ingredients (whether co-formulated or co-packaged, but not in combination with any Active Ingredient that is proprietary to Allogene but that is not the Compound), in any formulation or dosage form and for any mode of administration.
1.93“Receiving Party” shall have the meaning provided in Section 9.1.
1.94“Regulatory Approval” shall mean any and all approvals, licenses, permits, registrations or authorizations of or from any Regulatory Authority that are necessary to market and sell a pharmaceutical product in any jurisdiction or other jurisdiction.
1.95“Regulatory Authority” shall mean any jurisdiction, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any jurisdiction or other jurisdiction.
1.96“Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a jurisdiction on the holder of a marketing approval for a pharmaceutical product in such jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.
1.97“Regulatory Documents” shall mean, with respect to a Product, regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize such Product in a particular jurisdiction.

1.98“Regulatory Materials” shall mean any testing materials requested by the Regulatory Authority in the Licensee Territory to complete local drug testing for the purpose of clinical supply testing, or product specification validation or the local testing for commercial goods. Regulatory Materials potentially will include drug substance, drug products, reference standards, special reagents and special volume for analytic testing, blank excipients, special analytic equipment, cell line, and the like related to the Products. Regulatory Materials will be provided to the Regulatory Authority as required by local regulation or policy requests[***].
1.99“Royalty Term” shall have the meaning provided in Section 8.4.
1.100“SEC” shall have the meaning provided in Section 9.4(a).
1.101“Serious Material Breach” shall mean any willful or grossly negligent breach by Allogene or any of its Affiliates of one or more of the following provisions: (i) grant of exclusive rights to Licensee under Section 2.1; (ii) confidentiality obligations under Article 9 with respect to the results of the Development or Commercialization of any Product and any material information contained in any registration dossier or submission for Regulatory Approval for any Product; (iii) obligations under the last sentence in Section 2.5; or (iv) obligations under Section 2.7(B). For the avoidance of doubt, a Serious Material Breach will also qualify as a breach of a material obligation for purposes of Section 12.2(a).
1.102“Subject Antibodies” shall have the meaning ascribed to such term in Upstream License 1.
1.103“Subject Antibody Materials” shall have the meaning ascribed to such term in Upstream License 1.
1.104“Sublicensee” shall mean any Third Party to whom Licensee has directly or indirectly granted a sublicense under all or any portion of the license grant pursuant to Section 2.1.
1.105“Supply and Quality Agreements” shall mean and collectively include all supply and quality agreements entered into by Allogene (as supplier) and Licensee (as purchaser) in connection with this Agreement, including without limitation, the Clinical Supply Agreements, Clinical Quality Agreements, 647 Commercial Supply and Quality Agreement, and Other Commercial Supply and Quality Agreements.
1.106“Term” shall have the meaning provided in Section 12.1.
1.107“Third Party” shall mean any entity other than the Parties and their Affiliates.
1.108“Upstream License 1” means [***].
1.109“Upstream License 2” means [***].
1.110“Upstream License 3” means [***].

1.111“Upstream Licensor 1” shall mean [***].
1.112[***].
1.113[***].
1.114[***].
1.115[***].
1.116“Upstream Licensor 2” shall mean [***].
1.117[***].
1.118“Upstream Licensor 3” means [***].
1.119[***].
1.120“U.S.” shall mean the United States of America and its territories and possessions.
1.121“Valid Claim” shall mean a claim contained in (a) an issued and unexpired Patent, which claim has not been found to be unpatentable, invalid, revocable or unenforceable by a decision of a court or other authority of competent jurisdiction in the subject jurisdiction or jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a Patent application that has not been irretrievably cancelled, withdrawn, abandoned or rejected and that has been pending for less than [***]years. If a claim of a Patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a Patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such Patent.

Article 2
License
2.1License Grant.
(a)Exclusive License Grant. Subject to the terms and conditions of this Agreement, Allogene hereby grants to Licensee, during the Term, an exclusive (even as to Allogene, subject to Sections 2.5 and 2.6), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.3, under the Allogene Technology solely to Develop, import and Commercialize the Compounds and Products in the Field in the Licensee Territory.

(b)Manufacturing License Grant. Subject to the terms and conditions of this Agreement, on a Compound-by-Compound and Product-by-Product basis, Allogene hereby grants to Licensee an exclusive royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.3, under the Allogene Technology to Manufacture or have Manufactured (by a CMO approved by Allogene) the applicable Product solely for Commercializing the Products in the Field in the Licensee Territory, which license will become effective upon the Manufacturing Technology Transfer related to such Product in accordance with Section 5.3. Prior to such license becoming effective, and to the extent permissible under Applicable Law, Allogene shall use Commercially Reasonable Efforts to Manufacture, supply, and sell to Licensee and its Affiliates and Sublicensees, their reasonable requirements for Products pursuant to the Supply and Quality Agreements, and Licensee and its Affiliates and Sublicensees shall purchase Product exclusively from Allogene. [***].
2.2No Reverse Engineering; Limits on Use. Licensee and its Affiliates shall not, by virtue of this Agreement or otherwise, and shall not willfully or knowingly permit any Person to, modify or reverse engineer or attempt to modify or reverse engineer any [***]. Licensee and its Affiliates shall not, and shall not willfully or Knowingly permit any Person to, use [***] beyond the scope of the rights granted under this Agreement.
2.3Sublicense Rights.
(a)Right to Sublicense. Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses (but not further sublicense) under the license grant set forth in Section 2.1 to (i) an Affiliate of Licensee, or (ii) with Allogene’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), a Third Party with whom Licensee or its Affiliate has a binding written agreement to collaborate on the Development and Commercialization of the Products in the Field in the Licensee Territory. For avoidance of doubt, Allogene's consent shall not be required (and Sublicensees shall not be deemed to include) any Third Party engaged by Licensee or its Affiliates as a contract research organization (“CRO”) or distributor. Licensee shall not transfer [***] to any Person (other than a permitted assignee of this Agreement, an Affiliate of Licensee, a Sublicensee in accordance with this Section 2.2(a), or a contract service provider in accordance herewith), without Allogene’s prior written consent, which may be granted or withheld in Allogene’s sole discretion.
(b)In addition, (i) Licensee can only grant sublicenses to a Third Party under the license granted to it with respect to the [***] in connection with the grant to such Third Party of one or more exclusive (as to the right, title and interest of Company and its Affiliates) licenses under the other intellectual property controlled by Licensee and its Affiliates with respect to the research, development or manufacture of one or more products, and Licensee shall provide notice to Allogene of the identity of any Person obtaining such a sublicense and (ii) Licensee can only grant sublicenses to a Third Party under the license granted to it with respect to the [***] in connection with the grant to such Third Party of one or more exclusive (as to the right, title and interest of Licensee and its Affiliates) licenses under the [***] with respect to the research, development or manufacture of one or more Products wherein such sublicensed [***], as applicable, has an issued claim covering such Product(s), and Licensee shall provide notice to Licensor of the identity of any Person obtaining such a sublicense. Capitalized terms not otherwise defined in this clause (b) shall have the meaning set forth in Upstream License Agreement 3.
(c)Sublicense Terms. Any sublicense granted by Licensee under this Agreement shall be (i) in writing (ii) subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and (iii) terminate immediately if the Licensee’s rights under this Agreement terminate. It shall be a condition of any sublicense that the Sublicensee agrees to be bound by the terms of this Agreement applicable to Compounds and Products in the Field in the Licensee Territory. Licensee will be responsible for ensuring that the performance by any of its Sublicensees hereunder that are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement. Licensee shall be responsible for any actions of its Sublicensees to the same extent as if such actions had been taken by Licensee itself, and Allogene shall have the right to proceed directly against Licensee without any obligation to first proceed against such Sublicensee; provided that, in the event of any material breach by any Third Party Sublicensee of any sublicense agreement entered into between such Sublicensee and Licensee that would be a material breach of this Agreement by Licensee, Licensee shall have the right to cure such material breach, including without limitation, by promptly terminating such sublicense agreement if such breach is not cured within [***] days of Licensee becoming aware of such breach. Within [***] days following the grant of any sublicense or any amendment thereto, Licensee shall provide Allogene with a complete, unredacted copy of any sublicense agreement entered into with a Sublicensee, and any amendment thereto, (provided that Licensee may redact any commercially sensitive economic terms or other terms contained therein that are not necessary to ascertain compliance with this Agreement). Licensee shall be liable for the failure of its Affiliates and Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its Affiliates and Sublicensees with the terms of the sublicense agreement.
(d)Restrictions. Licensee shall not grant a sublicense to any Third Party that has been debarred or disqualified by any Governmental Authority or is subject to any proceedings, sanctions or fines under any anti-corruption law. Licensee shall ensure that, prior to engaging any Third Party as a Sublicensee that such Third Party is subject to written agreements containing terms and conditions that: (i) require each such Sublicensee to protect and keep confidential any Confidential Information of the Parties, including in accordance with Article 9; (ii) do not impose any payment obligations or liability on Allogene; and (iii) are otherwise consistent with the terms of this Agreement. Licensee shall also use reasonable efforts to include in each sublicense agreement with a Third Party Sublicensee that Allogene have the right to conduct audits (either by itself or through Licensee or Licensee’s designee) in accordance with the terms of Section 3.4(b), 4.8, 6.2(a), and 8.10.
(e)Activities Related to Subject Antibodies or Subject Antibody Materials Conducted by Licensee Affiliates. Licensee shall have the right to exercise its rights and perform any of its obligations under this Agreement through any number of Affiliates (but only for so long as such entity(ies) remain Affiliate(s) of Licensee) without obtaining consent from Allogene; provided, however, that Licensee shall not provide any Affiliate of Licensee that is not a Wholly Owned Affiliate of Licensee with access to or possession of any [***] without Allogene’s prior written consent, which may be granted or withheld in Allogene’s sole discretion.
(f)Written Reports. Promptly following Allogene’s request, which Allogene may make no more frequently than once each Calendar Year, Licensee shall provide Allogene with written reports specifying the following information, to the extent applicable and so requested by Allogene: (i) any Affiliates of Licensee exercising rights hereunder in accordance with Section 2.1; (ii) any currently effective sublicenses granted in accordance with Section 2.3, including the name and contact information of the Sublicensee and the date on which the sublicense was granted; and (iii) a list of any Products that have entered Clinical Trials.
2.4Negative Covenants. Licensee hereby covenants not to practice, and not to permit or cause any Affiliate, Sublicensee or other Third Party to practice, any Allogene Technology for any purpose except as expressly authorized in this Agreement.
2.5No Implied Licenses; Retained Rights. No right or license under any Patents or Information of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Allogene hereby expressly reserves all rights under the Allogene Technology not expressly licensed to Licensee in Section 2.1, including (i) all rights with respect to the Products outside the Field in the Licensee Territory, and (ii) all rights with respect to the Products both in and outside the Field in the Allogene Territory.
2.6Grant-Back License to Allogene. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Allogene an exclusive (even as to Licensee), fully paid, royalty-free license, with the right to sublicense through multiple tiers to any Affiliate of Allogene and Third Party, under the Licensee Technology, to (i) fulfill, either itself, its Affiliates or through subcontractors, its obligations under this Agreement, including its Manufacturing and supply obligations under Article 5, (ii) Manufacture the Product in the Licensee Territory solely for the purpose of the Development and Commercialization of the Product outside the Licensee Territory, provided that prior to the date that is [***] years after Licensee has commenced Manufacturing for the commercial supply of Products in the Licensee Territory, such right shall be subject to the Licensee’s consent, not to be unreasonably withheld, conditioned, or delayed, and (iii) to Develop, use, make, have made, Manufacture, have Manufactured, import, export, sell, offer for sale, promote, market and distribute the Products, whether in or outside the Field, solely in the Allogene Territory. Except as otherwise provided herein, Allogene shall not engage, either directly or indirectly, via any of its Affiliates or in collaboration with any Third Party, in the research, Development, Manufacturing, Commercialization, or sale of Compounds or Products inside or outside the Field in the Licensee Territory.
2.7Future Third Party In-License.

(a)If either Party becomes aware of any Patent or Know-How that is owned or controlled by a Third Party and is reasonably necessary or useful for the Development, Manufacture or Commercialization of the Product in the Field (such Patent or Know-How, “Third Party IP”), then such Party shall bring such matter to the attention of the other Party and the Parties shall discuss whether it is advisable for the Parties to obtain a license under Third Party IP for the Product in the Licensee Territory.
(b)As between the Parties, Allogene shall have the exclusive right (but not the obligation) to obtain a worldwide license under such Third Party IP for the Product; provided, Licensee shall have the right to review and, provide comments to terms that are specifically applicable to the Licensee Territory; and provided further, if Allogene fails to exercise such right promptly, then Licensee may seek to acquire such Third Party IP or obtain a license under such Third Party IP solely for Licensee's use only in the Licensee Territory. If Allogene (a) acquires such Third Party IP or (b) obtains such a worldwide license (each such acquisition or license, a “Third Party IP License”), such Third Party IP, to the extent falling within the definition of Allogene Technology, and to the extent Licensee desires to obtain the benefit of such Third Party IP License, shall be included in Allogene Technology and licensed or sublicensed to Licensee under the terms and conditions of this Agreement; provided however that Licensee shall be responsible for and reimburse Allogene for (i) [***] percent ([***]%) of the payments due to such Third Party under such Third Party IP License that are specific for the Licensee Territory (e.g., milestone payment for milestone events in the Licensee Territory or royalties on sales of the Product in the Licensee Territory); and (ii) [***] percent ([***]%) of the payments due to such Third Party under such Third Party IP License that are not specific for either Party’s territory (e.g., upfront payment and license maintenance fee) (such costs in clauses (i) and (ii), collectively, the “Third Party IP Costs”).
2.8Existing Allogene In-Licenses. (A) All licenses and other rights granted to Licensee under this Article 2 (including any sublicense rights) are subject to the rights and obligations of Allogene under the Existing Allogene In-Licenses, including the field limitations and rights reserved to Third Parties, including grant back licenses to the licensors set forth therein. Licensee shall comply with, and shall require its Affiliates and Sublicensees to comply with, all applicable provisions of the Existing Allogene In-Licenses which are expressly set forth in the other provisions of this Agreement in order to allow Allogene to comply with its obligations under any Existing Allogene In-License including relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence, in each case, to the extent that Licensee is provided a copy of such Existing Allogene In-Licenses. Without limiting the foregoing, Licensee will [***]. in each case, sufficiently in advance to enable Allogene to comply with its obligations under the Existing Allogene In-Licenses. For clarity, Upstream License 1 applies to the [***] and, upon written notice from Allogene, the [***]. (B) During the Term, Allogene shall not terminate any Existing Allogene In-License, or take (or fail to take) any action that would reasonably be expected to (i) permit the Upstream Licensor to terminate the Existing Allogene In-License or (ii) other than with respect to actions that could invoke Section 4.5 of Upstream License 2, adversely affect any of Licensee's exclusive rights under this Agreement or any Existing License Agreement.

2.9Bundled Products. Notwithstanding any other provision of this Agreement, for purposes of the license grant under Section 2.1 with respect to any Product that is a Bundled Product, such license will only include a license with respect to the Product component of such Bundled Product.
2.10Non-Compete. During the Term, Licensee shall not engage, either directly or indirectly, via any of its controlled Affiliates (i.e., subsidiaries) or in collaboration with a Third Party, in the research, Development, Commercialization, Manufacturing or sale of [***] or otherwise engage in the exploitation of [***] outside the Products, without Allogene's written consent.
2.11647 Product. Licensee shall utilize 647 Product as part of the lymphodepletion regimen for the Development and Commercialization of the Products unless otherwise agreed by Allogene. Without Allogene’s prior written consent, Licensee’s Development, use or Commercialization of any Product without the use of the 647 Product as part of the regimen shall constitute a material breach of this Agreement. The Parties shall mutually agree on a supply and quality agreement for 647 Product as further described in Section 5.2.

Article 3
Development
3.1Overview; Diligence. Licensee shall be solely responsible, at its own costs and expense, for the Development of the Products in the Field in the Licensee Territory. Licensee shall use Commercially Reasonable Efforts to (i) Develop each Product in the Field in the Licensee Territory in accordance with the Development Plan (including the timeline set forth therein); (ii) perform the Development activities in compliance with Applicable Law, including GCP and cGMP; and (iii) obtain and maintain Regulatory Approvals for the Products in each jurisdiction in the Licensee Territory. Failure to use Commercially Reasonable Efforts to meet the foregoing obligations shall constitute a material breach of Licensee, which shall entitle Allogene to terminate this Agreement with respect to the applicable Product in accordance with and subject to the provisions of Section 12.2(a). Licensee will notify the JSC if it reasonably determines that, notwithstanding its Commercially Reasonable Efforts, any milestone or other requirement under the then current Development Plan will unlikely be achieved by Licensee in connection with Developing the Products, whether because of changes in scientific, business, market, or other conditions, in each case outside of its reasonable control. After such notice, the JSC shall promptly meet, discuss and consider in good faith appropriate modifications to the Development Plan in light of the changed circumstances.
3.2Development Plan. (a) Within [***] months after the Effective Date, the Parties shall mutually agree to an initial plan for the Development of the [***] in the Field in the Licensee Territory, and (b) within [***] months after the completion of the dose-escalation stage of a Clinical Trial of the [***], the Parties shall mutually agree to an initial plan for the Development of the applicable Product in the Field in the Licensee Territory (each such plan and any subsequent updates pursuant to this Section 3.2, collectively the “Development Plan”). The

Development Plan shall set forth with reasonable details, inter alia, the scope and budget of the collaboration, and the Development activities to be conducted by or on behalf of Licensee in order to obtain Regulatory Approvals for the applicable Products in the Field in the Licensee Territory, including (i) the non-clinical and clinical trials as part of the Development activities relating to the applicable Products and (ii) the timeline for filing MAAs for the applicable Products for any currently proposed indication in the Field in each region within the Licensee Territory. After the Effective Date, either Party may propose to the JSC and the other Party revisions to the Development Plan, and the JSC may from time-to-time amend the Development Plan. Any and all updates to the Development Plan must be approved by the JSC.
3.3Global Development Collaborations.
(a)Global Development Plan. Allogene shall keep the JSC promptly informed on its plans (and any changes to its plans) for the global Development of each Product in sufficient detail for Licensee to evaluate and consider in good faith changes that would be necessary to conform the Development of the applicable Product in the Field in the Licensee Territory to Allogene’s global development plan (the “Global Development Plan”). Except as expressly agreed by Allogene in writing or to the extent required by the applicable Regulatory Authority or to address specific operational requirements in the Licensee Territory, Licensee shall use its reasonable best efforts to ensure that Licensee’s Development Plan, including the study protocols and the Development of the Products in the Field in the Licensee Territory shall all be in full conformance with the material aspects of the Global Development Plan.
(b)The Parties shall reasonably collaborate with respect to the Development of the Product across their territories. Allogene shall have the right to conduct Clinical Trials designed to obtain and maintain Regulatory Approval of the Product in multiple countries and jurisdictions through the conduct of Clinical Trials in multiple sites in such countries and jurisdictions as part of one unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol (such Clinical Trial, a “Multi-Region Trial”), which may or may not include the Licensee Territory. If Allogene decides to conduct a Multi-Region Trial for the Product that includes the Licensee Territory, Allogene shall be the sole sponsor of such Multi-Region Trial, the Parties shall mutually agree on the CRO that will conduct the Multi-Region Trial in the Licensee Territory, and Licensee shall be responsible for [***] percent ([***]%) of all costs incurred from conducting Multi-Region Trials in the Licensee Territory, including the cost of clinical sites and trials in the Licensee Territory.
(c)If the Parties agree to conduct any Multi-Region Trial for the Product including the Licensee Territory, Allogene shall have the right to control the design and protocol for any global Clinical Trial of the Product and shall offer Licensee the opportunity to provide input regarding clinical study design, reasonably anticipated timeline and conduct of the relevant clinical trials of the Product in the Field in the Licensee Territory, all of which shall be reasonably considered by Allogene.
3.4Clinical Trial Audit Rights.

(a)Clinical Trials. Licensee shall conduct all Clinical Trial of the Products in compliance with all Applicable Laws, including GCP and regulations promulgated by the NMPA and FDA.
(b)Conduct of Audits. Upon [***] Business Days’ prior written notification by Allogene but no more frequent than once per [***] (except in the event that Allogene has reasonable cause), and based on an audit scope agreed upon by the Parties, Allogene or its representatives may conduct, at its sole cost and expense, an audit of Licensee or its Affiliates and all Clinical Trial sites engaged by Licensee or its Affiliates to perform Licensee’s obligations under the Development Plan, in each case, to ensure that the applicable Clinical Trials are conducted in compliance with the Development Plan, GCP, and Applicable Laws; provided that in the event any such audit of Licensee’s Clinical Trial sites engaged by Licensee or its Affiliates requires Licensee’s assistance, Licensee shall provide Allogene or its representatives with such assistance at Licensee’s cost, to the extent reasonable, including providing personnel of Licensee to be present for such audit and producing any documents or authorizations allowing Allogene or its representatives to conduct such audit, to the extent reasonable. No later than [***] days after the completion of such audit, Allogene shall provide Licensee with a written summary of Allogene’s findings of any deficiencies or other areas of remediation that Allogene identifies during any such audit and the Parties shall promptly meet to discuss any such deficiencies or other areas of remediation identified by Allogene. Licensee shall use Commercially Reasonable Efforts to respond or remediate any such deficiencies promptly following Allogene’s receipt of such report.
(c)    Third Party Agreements. Licensee shall include provisions granting Allogene the right to conduct audits set forth in Section 3.4(b) in Licensee’s agreements with (i) any Third Party related to the conduct of Clinical Trials, and (ii) any Sublicensees.
3.5Records. Licensee shall maintain appropriate records in either tangible or electronic form of (a) all significant Development activities conducted by it or on its behalf related to a Product; and (b) all significant information generated by it or on its behalf in connection with the Development of a Product, including, without limitation, all Clinical Trial data and records, in each case in accordance with its usual documentation and record retention practices. Such records shall be in sufficient detail to properly reflect, in a good scientific manner, all significant work done, and the results of studies and trials undertaken and, further, shall be at a level of detail appropriate for patent and regulatory purposes. Licensee shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines. Upon Allogene’s reasonable request, Licensee shall, and shall cause its Affiliates and Sublicensees, to provide to Allogene copies of such records, including, at Allogene’s cost and expense, certified translated copies of such records. All such records, reports, information and data provided shall be subject to the confidentiality provisions of Article 9.
3.6Development Reports. Licensee shall keep Allogene (by reporting through the JSC) reasonably informed of the progress and results of its and its Affiliates’ and their respective sublicensees’ work under the Development Plan (including prompt reporting of available pre-

clinical and any available and aggregated clinical data collected and cleaned pursuant to Licensee’s development plans). Without limiting the generality of the foregoing, at each regularly scheduled JSC meeting, Licensee shall provide the JSC with a written report summarizing the Development activities performed since the last JSC meeting and the results thereof, and comparing such activities with the Development Plan for such time period at least [***] Business Days prior to the scheduled JSC meeting. Such reports shall be provided in English and at a level of detail reasonably requested by the JSC and sufficient to enable the JSC to determine Licensee’s compliance with its diligence obligations under Section 3.1. At such JSC meeting, the JSC members shall discuss the status, progress and results of Licensee’s Development activities. Licensee shall promptly respond to the JSC's reasonable questions or requests for additional information relating to such Development activities. No later than [***] days after each anniversary of the Effective Date, Licensee shall provide the JSC with a detailed written report in English regarding the progress under the Development Plan and results thereof.
3.7Subcontractors. Licensee shall have the right to engage subcontractors to conduct any activities necessary for Development of the Products under this Agreement, provided that Licensee shall (a) provide written notice to Allogene no less [***] days prior to engaging any such subcontractors, and (b) ensure such subcontractors are bound by written obligations of confidentiality and non-use consistent with this Agreement and have agreed in writing to assign to Licensee all Data, Know-How, Inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. Licensee shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors. Notwithstanding the foregoing, no Third Party subcontractor may obtain rights under [***].
3.8Transfer of Allogene Know-How. Within [***] days after the Effective Date, Allogene shall initiate transfer to Licensee, at Allogene’s sole cost and expense, all Allogene Know-How (other than Know-How related to Manufacturing) in Allogene’s possession that is necessary or reasonably useful for the Development of the [***] in the Licensee Territory by providing copies or samples of relevant documentation and Data of such Allogene Know-How, including data within reports, and electronic files, that exists on the Effective Date (the “Initial Know-How Transfer”), which Initial Know-How Transfer shall occur in a manner and following a reasonable schedule established by the JSC. During the Term, Allogene shall (a) within [***] days of an IND filing relating to the [***], transfer to Licensee, at Allogene’s sole cost and expense, all Allogene Know-How (other than Know-How related to Manufacturing) in Allogene’s possession that is necessary or reasonably useful for the Development of the applicable Product in the Licensee Territory, (b) provide Licensee with additional Allogene Know-How related to any Compound or Product, to the extent such Allogene Know-How comes to Allogene’s attention (or are reasonably requested by Licensee) and have not previously been provided to Licensee, to the extent necessary or reasonably useful for Licensee to exercise its rights or perform its obligations under this Agreement, (c) provide Licensee with reasonable access to Allogene personnel involved in the Development of Products, either in-person at Allogene’s facility or by teleconference, to the extent necessary to effect such technology transfer (the “Continuing Know-How Transfer,” and together with the Initial Know-How Transfer, the “Know-How Transfer”), and (d) promptly deliver to Licensee an updated version of Schedule 1.13 to reflect additional Patents that are included in the Allogene Patents (including without limitation, Allogene Invention Patents and Patents which no longer qualify as Acquiror IP). For clarity, Allogene's failure to transfer any Allogene Know-How or to deliver any updated version of Schedule 1.13 as required hereunder shall not affect Licensee's exclusive rights and licenses to use such Know-How or practice such Patents in the Licensee Territory pursuant to this Agreement. The Parties agree and acknowledge that the Initial Know-How Transfer shall be the materials listed on Schedule 3.8. Notwithstanding anything contained herein to the contrary, the foregoing Know-How Transfer shall not include any transfer of Manufacturing technology with respect to a Product, which shall be initiated in accordance with Section 5.3(b).
3.9Material Transfer. With respect to any biopharmaceutical, biological or chemical material (including without limitation, Regulatory Materials, the “Transferred Material”) that Allogene will transfer to Licensee for use pursuant to this Agreement, such transfer shall take place in accordance with the following provisions
(a)    Transferred Materials and related information provided by Allogene shall, as between the Parties, remain the property of Allogene and shall be kept securely by Licensee and shall not be provided by Licensee to any Third Party (other than Affiliates, permitted Sublicensees, contractors, and Regulatory Authorities in the Licensee Territory) without the prior written consent of Allogene.
(b)    Licensee shall only use the Transferred Material pursuant to this Agreement and use the Transferred Materials in accordance with all Applicable Laws, regulations and governmental guidelines.
(c)    Licensee shall not use the Transferred Material in any human subjects without Allogene’s prior written consent.
(d)    Licensee shall not provide any of the Transferred Material to any Third Party (other than Regulatory Authorities in the Licensee Territory or as otherwise permitted under Section 3.9(a)) without Allogene’s prior written consent, and Licensee shall endeavor in good faith to ensure that such permitted Third Party comply with the same restrictions as set forth in this Section 3.9, and Licensee shall be responsible for the breach by any such Third Party of any of the terms of this Agreement as if such breach were a breach by Licensee.
(e)    Licensee acknowledges that the Transferred Material is experimental in nature and provided “as is” and that Allogene makes no representation or extends no warranty of any kind with respect to the Transferred Material and hereby disclaims all warranties, either express or implied, including, but not limited to, any warranty of merchantability, fitness for a particular purpose or that their use does not or shall not infringe any patent rights of third parties.
(f)    Licensee shall use the Transferred Material at its own risk and shall comply with any safety instructions provided by Allogene.

(g)    Licensee shall, at the election of Allogene following completion of the purpose for which the Transferred Material was transferred, destroy or return the Transferred Material, other than Transferred Material which has been delivered to Regulatory Authorities.
(h)    The Transferred Materials shall be identical to those used for the purposes of Product Development, Manufacturing, marketing authorization and Commercialization by Allogene and its Affiliates and licensees in the Allogene Territory, other than Transferred Materials consisting of cellular materials and biological samples, in which case such Transferred Materials shall meet the specifications as agreed to by the Parties in writing.
For clarity, this Section 3.9 shall not apply to any clinical and/or commercial supply to be provided by Allogene to Licensee in accordance with Article 5.

Article 4
Regulatory
4.1Conduct of Regulatory Activities. Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible for the expenses and costs of all regulatory activities with respect to the Products in the Field in the Licensee Territory. Under the oversight of the JSC, Licensee shall implement the regulatory strategy formulated and adopted by the JSC and prepare, file, obtain and maintain Regulatory Approvals for the Products in the Field in the Licensee Territory, shall be the holder of all Regulatory Approvals for the Products in the Field in the Licensee Territory, and shall have responsibility for interactions with Regulatory Authorities with respect to the Products in the Field in the Licensee Territory; provided however that if Applicable Laws in the Licensee Territory do not allow Licensee to hold Regulatory Approvals for any Product in the Licensee Territory, then during the Term Allogene shall hold such Regulatory Approval for Licensee’s benefit, shall appoint Licensee or one of its Affiliates as its exclusive agent to handle all regulatory activities for such Product in the Licensee Territory, and shall promptly transfer such Regulatory Approval to Licensee or its designee when allowed by Applicable Laws; provided that in the event and during any period that Allogene holds such Regulatory Approval for Licensee’s benefit, (i) Allogene shall not be obligated to perform any activities, bear any obligations, or bear any costs, in each case, in addition to the activities set forth in this Agreement due to Allogene or its Affiliate holding such Regulatory Approval; (ii) Allogene shall not assume any liability in connection with Allogene holding such Regulatory Approval; (iii) should Allogene incur any costs or expenses related to holding or transferring any such Regulatory Approval, Licensee shall reimburse Allogene or its Affiliates for any and all costs and expenses incurred by or on behalf of Allogene in holding or transferring such Regulatory Approval; and (iv) Licensee shall indemnify and hold Allogene Indemnitees (as defined herein) from and against all Losses to the extent arising from Allogene holding such Regulatory Approval in the Licensee Territory as set forth in Article 13. Notwithstanding anything in this Agreement to the contrary, Licensee may not modify the study protocol, use or indication of a Product without the JSC's prior written approval. The Parties acknowledge and agree that importation of final Products to the Licensee Territory would reduce cost and time to Regulatory Approvals. The Parties shall cooperate in good faith to explore importation of final

Products to the Licensee Territory prior to Product approval. To fulfill the regulatory requirements for regulatory filings in the Licensee Territory, Allogene shall use Commercially Reasonable Efforts to provide the relevant certification documents or illustration statement with notarization and/or legalization within a reasonable timeline.
4.2Review of Regulatory Documents. Licensee shall keep Allogene regularly and fully informed of the preparation and Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to the Products in the Field in the Licensee Territory. Licensee shall provide to Allogene drafts of any material Regulatory Documents in the Licensee Territory for the Products no later than [***] days prior to the planned submission (or promptly following Licensee’s receipt of such Regulatory Documents, as applicable). Licensee shall consider in good faith any comments received from Allogene on such Regulatory Documents provided that such comments are received at least [***] Days prior to the planned submission due date. In addition, Licensee shall notify Allogene of any material Regulatory Documents for the Products and any other material documents, comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Licensee Territory and shall provide Allogene with electronic copies thereof as soon as reasonably practicable, but in all events within [***] days after submission or receipt thereof or sooner if required by the Pharmacovigilance Agreement (as defined below). If any such Regulatory Document is material and is not in English, then, at Allogene’s request and expense, Licensee shall also endeavor in good faith to provide Allogene with a written English translation within the corresponding timelines as set forth in this Article 4 (or, with respect to any such Regulatory Document that is large, such additional period of time as may be reasonably necessary for Licensee to obtain such translation or to provide a summary in English).
4.3Copies of Regulatory Correspondence. Licensee shall notify Allogene of any comments or other correspondence regarding any Regulatory Documents that are received from any Regulatory Authority in the Licensee Territory and shall provide Allogene with copies thereof as soon as practicable, but in all events within [***] Days of receipt (or, with respect to any such finding, notice, or report that is large, such additional period of time as may be reasonably necessary for Licensee to obtain such translation or to provide a summary in English).
4.4Notice of Meetings. Licensee shall provide Allogene with notice of any meeting or discussion with any Regulatory Authority in the Licensee Territory related to any Product no later than [***] Days after receiving notice thereof. Licensee shall lead any such meeting or discussion and Allogene or its designee shall have the right, but not the obligation, to attend and participate in any such meeting or discussion at Allogene's or its designee's expense unless prohibited or restricted by Applicable Law or Regulatory Authority. At Licensee’s request, Allogene shall reasonably cooperate with Licensee in preparing for any such meeting or discussion. If Allogene elects not to attend such meeting or discussion, then Licensee shall provide to Allogene a written summary thereof in English promptly following such meeting or discussion.
4.5Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Licensee or Allogene relating to any Product, then Licensee or Allogene (as the case may be) shall notify the other Party of such contact, inspection, or notice or action within [***] after receipt of such notice (or, if action is taken without notice, within [***] of Licensee or Allogene (as the case may be) becoming aware of such action). Allogene shall have the right to review and comment on any other responses by Licensee to any such action of a Regulatory Authority that pertain to a Product in the Licensee Territory.
4.6Access to Regulatory Documents and Data. Allogene hereby grants to Licensee (and its Affiliates and Sublicensees, as applicable) the right to access and cross-reference filings made by Allogene or its Affiliates with Regulatory Authorities and regulatory filings relating to the Products, including the Data included in such filings, solely to the extent necessary for seeking, obtaining and maintaining Regulatory Approvals of the Products in the Field in the Licensee Territory. Licensee hereby grants to Allogene and its Affiliates and licensees the right to access and cross-reference filings made by Licensee and its Affiliates and Sublicensees with Regulatory Authorities and regulatory filings relating to the Products, including the Data included in such filings and all corresponding communications with the Regulatory Authorities for any regulatory inquiries or actions taken by the Regulatory Authorities in the Allogene Territory. Licensee may use such right of reference to Allogene’s regulatory filings in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Products in Field in the Licensee Territory. Allogene may use the right of reference to Licensee’s regulatory filings solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Products outside or within the Field in the Allogene Territory. Each Party shall, promptly upon request of the other Party, file with applicable Regulatory Authorities such letters of access or cross-reference as may be necessary to accomplish the intent of this Section 4.6. If any approval or filing is required by Applicable Law for a Party to share any materials abovementioned in this Section 4.6 with the other Party, the other Party shall use Commercially Reasonable Efforts to obtain such approval or filing at its sole costs and expense. Notwithstanding the foregoing, (A) neither Party shall be obligated to share any personally identifiable information with the other Party, unless reasonably required for such other Party to Develop the Products in its respective territory and such sharing is permitted by, and in accordance with, the Applicable Laws, including applicable data privacy laws, in which case the Parties shall enter into a separate agreement to address such exchange of personally identifiable information between the Parties, and (B) each Party shall only be obligated to share Data on an as-is basis in the then current format.
4.7Safety Data Exchange. Prior to the Initiation of any Clinical Trial of a Product in the Licensee Territory, the Parties shall negotiate in good faith and enter into a safety data exchange agreement (the “Pharmacovigilance Agreement”) regarding the relevant Compound and Product, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes. Such safety data exchange agreement shall identify which Party shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and safety data relating to the Compound and Product to the appropriate Regulatory Authorities in the Licensee Territory in accordance with all

Applicable Laws. Such agreement shall allow each Party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes. Unless otherwise mutually agreed by the Parties, Allogene shall maintain a global safety database for the Compound and Products, and Licensee shall provide all such assistance as Allogene may from time to time require in connection therewith. Licensee may establish and maintain a local safety database to store the safety information generated from the development of the Compounds and Products in the Licensee Territory and to assure regulatory reporting compliance in the Licensee Territory.
4.8Safety and Regulatory Audits. Upon reasonable notification (but not less than [***] days), Allogene shall be entitled to conduct an audit of safety and regulatory systems, procedures and practices of Licensee, including on-site evaluations to the extent permitting such on-site evaluations is in the control of Licensee. With respect to any inspection of Licensee or its Affiliates or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to any Product, Licensee shall notify Allogene of such inspection (a) no later than [***] Business Day after Licensee receives notice of such inspection or (b) within [***] Business Day after the completion of any such inspection of which Licensee did not receive prior notice. Licensee shall promptly provide Allogene with all information in Licensee’s control related to any such inspection. Licensee shall also permit Governmental Authorities outside of the Licensee Territory to conduct inspections of Licensee or its Affiliates or Sublicensees (including Clinical Trial sites) relating to the Product, and shall ensure that all such Affiliates or Sublicensees permit such inspections. Allogene shall have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such inspection at its sole cost and expense. Following any such regulatory inspection related to the Products, Licensee shall provide Allogene with (i) an unredacted copy of any finding, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to the Product) within [***] Business Days of Licensee receiving the same, and (ii) in the event that such findings, notice, or report is in a language other than English, a written English translation of any such finding, notice, or report of a Governmental Authority related to such inspection (to the extent related to the Product) within [***] Business Days after receiving the same (or, with respect to any such finding, notice, or report that is large, such additional period of time as may be reasonably necessary for Licensee to obtain such translation or provide such information in another format reasonably agreed by the Parties). Further details including notification, timing, response and scope of such audits shall be included in the Pharmacovigilance Agreement.
4.9Regulatory Inspection. Licensee shall promptly notify Allogene of any inspection of Licensee, its Affiliates, Sublicensees or subcontractors, product manufacture sites and Clinical Trial sites which are out of the Licensee Territory from any Regulatory Authority relating to the Products or the sites which provide intermediates or excipients or packaging materials to Licensee, and shall provide Allogene with all information pertinent thereto (including all copies of all notices, filings and correspondences received from or submitted to the Regulatory Authority in connection therewith). Allogene shall have the right, but not the obligation, to be present at any such inspection in the Licensee Territory; provided, however, Allogene shall be responsible for the preparation and conduct of any inspections of manufacturing sites or Clinical Trial sites outside the Licensee Territory.

4.10No Harmful Actions. If Allogene believes that the Licensee is taking or intends to take any action with respect to a Product that could have a material adverse impact upon the regulatory status of the Product in the Allogene Territory, Allogene shall have the right to bring the matter to the attention of the JSC and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective territory, unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify the other Party of such order; and (b) neither Party shall submit any Regulatory Documents or seek Regulatory Approvals for the Product outside of its respective territory, notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to affect the safety or efficacy claims of any Product or the continued marketing of any Product (as to Allogene’s notification obligation, only to the extent it would reasonably be expected to affect the Licensee Territory). Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action with respect to the Licensee Territory, subject to Section 7.1(b).
4.11Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (as to Allogene’s notification obligation, only to the extent it would reasonably be expected to affect the Licensee Territory) (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Licensee Territory. Licensee shall bear any all costs and expenses related to any Remedial Action in the Licensee Territory and shall have sole discretion with respect to any matters relating to any Remedial Action in the Licensee Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, maintain adequate records to permit the Parties to trace the distribution and use of the Product in the Licensee Territory.
4.12    Territory Issues. The Parties acknowledge and agree that, as of the Effective Date, the qualifications, rights, obligations, and other requirements related to applying for, obtaining, and maintaining Regulatory Approval to Develop, Manufacture, and Commercialize the Compounds and Products in the Licensee Territory and to enforce the Allogene Technology in the Licensee Territory, are relatively new, undefined, incomplete, and/or otherwise uncertain. Accordingly, at Licensee’s cost and expense, Allogene agrees to provide reasonable cooperation as may be necessary for Licensee or an Affiliate of Licensee (including without limitation, any Affiliate that may be classified by Regulatory Authorities as a wholly foreign-owned enterprise (“WFOE”)), to be or act as the marketing authorization holder for the Products in the Licensee Territory (“MAH”), to otherwise receive all of the benefits of being the MAH, and/or to enforce the Allogene Technology in the Licensee Territory.

Article 5
Supply and Manufacturing
5.1Clinical Supply of Products in the Licensee Territory. On a Product-by-Product basis, within [***] days prior to the anticipated IND submission with respect to such Product in the Licensee Territory, the Parties shall enter into a clinical supply agreement (the “Clinical Supply Agreement”) pursuant to which Allogene shall supply such Product to the extent such Product and 647 Product is to be imported into the Licensee Territory for a Clinical Trial, to Licensee for clinical use and/or other JSC-approved Development purposes in the Licensee Territory at [***], as well as FTE cost for any services in direct support of such supply or FTE or other costs to investigate or comply with GMP specific to the Licensee Territory and that are not otherwise part of then-current standards, practices and procedures for good manufacturing practices in the United States (collectively, the “Supply Price”). Subject to the terms of this Article 5, the Clinical Supply Agreement, Allogene shall, itself or through one or more CMOs, use Commercially Reasonable Efforts to supply Product to Licensee EXW (Incoterms 2010) from Allogene (or its CMO) manufacturing facility for a specified term. The Parties shall use Commercially Reasonable Efforts to enter into a quality agreement (the “Clinical Quality Agreement”) in connection with the Clinical Supply Agreement within [***] days of the execution of the Clinical Supply Agreement.
5.2Commercial Supply of 647 Product in the Licensee Territory. Within [***] following BLA submission with respect to a Product, the Parties shall negotiate a commercial supply agreement and quality agreement pursuant to which Allogene shall supply such 647 Product to Licensee for commercial use in the Licensee Territory at the Supply Price (collectively, the “647 Commercial Supply and Quality Agreement”).
5.3Commercial Manufacture and Supply in the Licensee Territory.
(a)On a Product-by-Product basis, from and after the completion of the Manufacturing Technology Transfer with respect to such Product, Licensee will be solely responsible for, and will bear all the costs and expenses of, Manufacturing, or having Manufactured, Compound and Products for Development and Commercialization in the Field in the Licensee Territory.
(b)On a Product-by-Product basis, after [***], the Parties will jointly prepare and agree on a Manufacturing technology transfer plan. Allogene will provide technical transfer assistance pursuant to such plan; provided that Licensee shall pay for the costs of the technical transfer, including material costs and FTE costs of Allogene, in each case, in accordance with such technology transfer plan; provided that Allogene will provide technical transfer support of the equivalent of [***] FTE hours in the aggregate as partial consideration of the upfront payment made under this Agreement. Any technical, manufacturing, quality, supply chain or related support provided by Allogene pursuant to Licensee's express request and prior to the manufacturing technology transfer shall also count against such [***] FTE hours threshold.
(c)Notwithstanding the foregoing, upon Licensee's request, the Parties shall discuss the feasibility for the commercial supply of Products by Allogene or its CMO for import into the Licensee Territory to satisfy Licensee's requirements in connection with Commercializing the Products ("Other Commercial Supply and Quality Agreements").
5.4Supply and Quality Agreements.  Notwithstanding anything to the contrary in this Article 5, the Parties shall enter into Supply and Quality Agreements only if and to the extent permitted by Applicable Laws in the Licensee Territory. The Supply and Quality Agreements shall be consistent with the terms and conditions of this Agreement and shall include Licensee’s good faith forecast and related commitments from time to time of its and its Affiliates’ and Sublicensees’ requirements for the Products. The Supply and Quality Agreements shall also include, among other things, comprehensive and commercially reasonable terms regarding: allocation of Products (and/or supplemental Manufacturing arrangements) if supply becomes constrained; Allogene’s commitments regarding compliance with Applicable Laws in the Licensee Territory related to the manufacture and quality of the Products (including Product registration specifications, manufacturing and testing protocols, and monograph requirements); Licensee or its designee’s right to inspect and audit the sites where Products are Manufactured and to audit Supply Prices; change controls related to Products and labeling; the supply to Licensee of Regulatory Materials; and the provision by Allogene of reasonable cooperation, information, and assistance with any inspection of Allogene, its Affiliates, sublicensees or subcontractors within the Allogene Territory (including without limitation, Clinical Trial and Manufacturing sites) that may be requested by any Regulatory Authority inside the Licensee Territory and cost reimbursement for same.

Article 6
Commercialization.
6.1Responsibilities
. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible for all aspects of the Commercialization of the Products in the Field in the Licensee Territory, including: (a) developing and executing a commercial launch and pre-launch plan (the "Commercialization Plan"), (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement statuses of the Products; provided that Licensee agrees to evaluate and consider in good faith Allogene's concerns about Product pricing in the Licensee Territory in relation to the price of the relevant Product sold in the U.S.; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of the Products in the Field in the Licensee Territory. Licensee shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Licensee shall use Commercially Reasonable Efforts to Commercialize the Products in the Licensee Territory after Regulatory Approval for such Product is received and to expand annual Net Sales of the Products in the Licensee Territory.

6.2Compliance with Applicable Laws.
(a)Licensee shall conduct, and shall cause its Affiliates and Sublicensees to conduct all activities assigned to it under the Development Plan or with respect to the Products in the Field in and for the Licensee Territory in compliance with all Applicable Laws (including all applicable data privacy laws, anti-bribery and anti-corruption laws), all applicable national and international guidelines (including GCP, GMP, GLP, all applicable ICH guidelines and other good scientific, laboratory, manufacturing and clinical practices under the Applicable Laws of the region in which such activities are conducted), and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time. Licensee shall ensure that its Affiliates and Sublicensees do not transfer or divert the Compound or Product to an entity other than Licensee, or an entity approved by Licensee, in each case in a manner that would cause the sale of such Compound or Product in the chain of distribution (from Licensee or its Affiliates or Sublicensees to the end user) to be excluded (except as an exception provided in the Net Sales definition) in the calculation of Net Sales, provided that for each unit of the Compound or Product, the inclusion of such sales in the calculation of Net Sales shall occur only once. Upon reasonable notification, Allogene shall have the rights to conduct audits (but not more than once per Calendar Year, unless for cause) of Licensee to ensure (i) compliance with applicable cGMP, GCP, GLP, and GSP standards, including on-site evaluations (to the extent permitting such evaluations is under the control of the audited Party), and (ii) compliance with this Section 6.2.
(b)Third Party Agreements. Licensee will use Commercially Reasonable Efforts to include provisions granting Allogene the right to conduct the audits set forth in Section 6.2(a) in Licensee’s agreements with its Sublicensees.
6.3Commercialization Diligence. Licensee shall be solely responsible for, and use Commercially Reasonable Efforts to Commercialize Products in the Field in the Licensee Territory in accordance with the Commercialization Plan, at its sole cost and expense. For each Product that receives Regulatory Approval in a jurisdiction in the Licensee Territory, Licensee shall use Commercially Reasonable Efforts to consummate the First Commercial Sale of such Product in such jurisdiction within [***] months after receipt of such Regulatory Approval. Failure to use Commercially Reasonable Efforts to meet the diligence obligations set forth in this Section in accordance with the applicable timeline shall constitute a material breach of Licensee such that Allogene may terminate this Agreement with respect to the relevant Product in accordance with and subject to the provisions of Section 12.2(a). Licensee will notify the JSC if it reasonably determines that, notwithstanding its Commercially Reasonable Efforts, any milestone or other requirement under the then current Commercialization Plan will unlikely be achieved by Licensee in connection with Commercializing the Products, whether because of changes in scientific, business, market, or other conditions, in each case outside of its reasonable control. After such notice, the JSC shall promptly meet, discuss and consider in good faith appropriate modifications to the Commercialization Plan in light of the changed circumstances.
6.4Commercialization Plan. The Commercialization Plan shall contain in reasonable detail the major Commercialization activities and the timelines for achieving such activities, including marketing efforts for the Product. Licensee shall deliver an initial Commercialization Plan to the JSC for review and discussion no later than [***] months prior to the anticipated date of the first Regulatory Approval for a Product in the Licensee Territory. Thereafter, from time to time during the applicable Royalty Term, but at least once every [***] months, Licensee shall propose updates or amendments to the Commercialization Plan to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Product, and other relevant factors influencing such plan and activities, and submit such proposed updated or amended Commercialization Plan to the JSC. In preparing the initial Commercialization Plan and any updates or amendments thereto, Licensee shall provide Allogene with an opportunity to comment and Licensee shall consider any Allogene’s comments in good faith in finalizing the initial Commercialization Plan and any updates or amendments thereto.
6.5Commercialization Reports. Each Calendar Year following receipt of the first Regulatory Approval for any Product in any jurisdiction or region in the Licensee Territory, Licensee shall provide to the JSC annually within [***] days after the end of such Calendar Year during the applicable Royalty Term a written report that summarizes Licensee’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the approved Products in the Licensee Territory. All updates and reports generated pursuant to this Section 6.5 shall be the Confidential Information of Licensee.
6.6Global Branding Strategies; Product Trademarks. Allogene shall have the right and responsibility in formulating global branding strategies for the Products. Licensee shall reasonably cooperate with Allogene and evaluate and consider in good faith changes in its branding strategy that would be necessary to implement such global branding strategy for the Products in the Licensee Territory, and shall conduct commercialization activities in the Licensee Territory in accordance with due consideration of such global branding strategy. Specifically, Licensee shall only use (pursuant to this Section 6.6), and shall cause its Affiliates and Sublicensees to only use, the trademarks Controlled by Allogene in the Licensee Territory as Allogene may provide to Licensee in writing from time to time (the “Allogene Product Marks”). Allogene hereby grants to Licensee, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under Allogene’s rights to use such Allogene Product Marks in connection with the Commercialization of the Products in the Field in the Licensee Territory in compliance with Applicable Laws. Licensee may also adopt, register and use other trademarks, logos, and trade names in local language in the applicable jurisdiction in the Licensee Territory to co-brand the Product (the “Local Product Marks”); provided, however, that (a) Licensee will endeavor in good faith to ensure that such Local Product Marks shall be consistent with Allogene’s global branding strategy, (b) prior to first use, Licensee shall submit such trademarks, logos and trade names for Allogene’s prior review and comment, (c) Licensee shall consider in good faith any comments received in a timely manner from Allogene, and (d) Licensee may thereafter apply for registration of such Local Product Marks in its name and at its cost in the Licensee Territory.
6.7Ex-Licensee Territory and Ex-Field Activities. Licensee hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates and Sublicensees and subcontractors not to), either itself or through a Third Party, develop, use, market, promote, import, export, sell or actively offer for sale the Products outside the Field in the Licensee Territory or in or outside the Field in the Allogene Territory. Without limiting the generality of the foregoing, Licensee shall not (i) engage in any advertising activities relating to the Products directed primarily to customers in the Allogene Territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world), or (ii) actively or intentionally solicit orders from any prospective purchaser located in the Allogene Territory. To the extent permitted by Applicable Laws, including applicable antitrust laws, if Licensee receives any order for Allogene’s product or Products from a prospective purchaser located in a jurisdiction in the Allogene Territory, Licensee shall immediately refer that order to Allogene and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Products under such order. If Licensee should reasonably know that a customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Products in the Allogene Territory or outside the Field within the Licensee Territory, then Licensee shall (A) within [***] Business Days of gaining knowledge of such activities, notify Allogene regarding such activities and provide all information available to Licensee that Allogene may reasonably request concerning such activities and (B) use Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution outside the Licensee Territory or the Field, unless otherwise agreed in writing by the Parties.

Article 7
Governance.
7.1Joint Steering Committee. Within [***] Business Days after the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) to oversee and coordinate the activities of the Parties under this Agreement. The JSC shall in particular:
(i)review, discuss, adopt and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of the Products in the Licensee Territory;
(ii)review and discuss and approve the feasibility of pursing Development of the Products for different indications in the Field in the Licensee Territory;
(iii)review and adopt the Development Plan and review, discuss and approve any proposed amendments or revisions to the Development Plan;
(iv)review, discuss and approve any clinical protocols as well as amendment thereto;
(v)review and discuss the operation of any Development activities by Licensee;
(vi)oversee and coordinate the on-going disclosure, sharing and/or transfer of new Inventions or Information generated in or related to the Development of the Products in the Licensee Territory;

(vii)review and discuss any Regulatory Documents to be submitted to any Regulatory Authority in the Licensee Territory;
(viii)review and adopt Manufacturing technology transfer plan, review, discuss and approve any proposed amendments or revisions thereto;
(ix)Oversee the Manufacturing technology transfer and implementation of the Manufacturing technology transfer process, and approve any CMO that will be used by Licensee or its Affiliates in the Licensee Territory;
(x)review and adopt Commercialization Plan (including pricing strategy), amend and review, discuss and approve any proposed amendments or revisions to the Commercialization Plan;
(xi)coordinate the Commercialization of the Products in the Field in the Licensee Territory and in the Allogene Territory to ensure consistent global branding and marketing of the Products; and
(xii)perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(a)Composition. The JSC shall be composed of an equal number of representatives of each of Licensee and Allogene, and each Party shall notify the other Party of its initial JSC representatives within [***] days after the Effective Date. Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s JSC representatives shall be employees of such Party or its Affiliates with appropriate experience and authority within such Party’s organization. In addition, at least one of Licensee’s JSC representatives must be someone whose job responsibilities within Licensee include active involvement in the development and implementation of the Licensee’s Development strategy with respect to the Products in the Field in the Licensee Territory, and each of Licensee’s JSC representatives must have up-to-date knowledge of Licensee’s ongoing and planned Development activities with respect to the Products in the Field in the Licensee Territory. A reasonable number of representatives of each Party who are not JSC members may attend meetings of the JSC. The JSC may establish and disband subcommittees as deemed necessary by the JSC. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives on written notice to the other Party or to send a substitute representative to any subcommittee meeting. No subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to the JSC.
(b)Decision-Making.
(i)All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one vote. If after reasonable discussion and good faith consideration of each Party’s view on any matter within the decision-making authority of the JSC, the representatives of the Parties on the JSC cannot reach an agreement as to such matter within [***] Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of Allogene and the Chief Executive Officer of Licensee (or, in each case, any designee with decision-making authority at a level of at least Senior Vice President) (collectively, the “Executive Officers”) for resolution.
(ii)If the Executive Officers cannot resolve such matter within [***] days after such matter has been referred to them, then, (A) the Licensee shall be empowered to make the final decision with respect to all matters that are Licensee Territory-specific matters (including without limitation, patent listings in the Licensee Territory under Section 11.6), other than Licensee Territory-specific matters that would reasonably be expected to adversely and materially affect Products in the Allogene Territory, which shall be subject to Allogene’s final decision making power and (B) Allogene shall be empowered to make the final decision on all matters relating to (i) Products outside the Licensee Territory and (ii) any Multi-Region Trials.
(c)Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend this Agreement, and no decision of the JSC may be in contravention of any terms and conditions of this Agreement.
(d)Meetings. The JSC will hold a meeting every [***] months or sooner, if needed, as reasonably agreed to by the Parties. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person powers meetings will be determined by the Parties. At least [***] Business Days prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept of all JSC meetings. Meeting minutes will be prepared by alliance managers of Allogene and the Licensee and sent to each member of the JSC for review and approval within [***] Business Days after the meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within [***] Business Days of receipt.

Article 8
Payments
8.1Upfront Fee. Licensee shall pay to Allogene upfront consideration consisting of (a) and (b) below:
(a)Licensee shall make a one-time, nonrefundable, noncreditable payment to Allogene of US$40,000,000 within five (5) Business Days after the Effective Date; and

(b)Pursuant to the Share Subscription Agreement, Licensee shall issue to Allogene, on the Effective Date, shares of Series Seed Preferred stock of Licensee representing forty-nine percent (49%) of the issued and outstanding share capital of Licensee on a fully-diluted, as-converted basis.
8.2Development and Regulatory Milestone Payments. With respect to each milestone event set forth in the table below, within [***] days following the first achievement, whether by Licensee or any of Licensee’s Affiliates or Sublicensees, of the corresponding milestone event with respect to any Product, Licensee shall notify Allogene of the first such achievement, and Licensee shall pay to Allogene the corresponding nonrefundable, noncreditable, one-time milestone payment within [***] days after such achievement:

Product Milestone Event	Milestone Payment (in U.S. Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.3Royalties. On a Product-by-Product basis during the applicable Royalty Term, Licensee shall pay tiered royalties to Allogene on incremental Aggregate Annual Net Sales of the Products in the Licensee Territory in each Calendar Quarter at the applicable rate(s) set forth below:

Increments of Aggregate Annual Net Sales of the Products	Royalty Rate
That portion of Aggregate Annual Net Sales that is less than or equal to [***]	[***]
That portion of Aggregate Annual Net Sales that is greater than [***] and less than or equal to [***]	[***]
That portion of Aggregate Annual Net Sales that is greater than [***] and less than or equal to [***]	[***]
That portion of Aggregate Annual Net Sales that is greater than [***]	[***]

8.4Royalty Term. Royalties under Section 8.3 shall be paid on a jurisdiction-by-jurisdiction and Product-by-Product basis for each Product in the Licensee Territory during the period commencing from the First Commercial Sale of such Product and ending upon the latest of: (a) [***] years from the date of First Commercial Sale of such Product in such jurisdiction; (b) the expiration of the last-to-expire Valid Claim of the Allogene Patents (including Joint Invention Patents) covering the Manufacture, use or sale of the Product in such jurisdiction; and (c) the expiration of the Regulatory Exclusivity for such Product in such jurisdiction (the “Royalty Term”); provided, the time periods set forth in subsections (b) and (c) in this Section 8.4 shall not be based on or affected by any Valid Claim Covering any Invention that is solely invented by

Licensee (or its Affiliates or Sublicensees) and which is required to be assigned by Licensee to Allogene under this Agreement.
8.5Third Party Payments. Licensee shall be responsible for all Known Third-Party Obligations existing as of the Effective Date that are set forth in Schedule 1.74, and shall make such payments directly to the applicable Third Parties to satisfy such Known Third-Party Obligations. With respect to a particular jurisdiction within the Licensee Territory, if Developing, Manufacturing, using or Commercializing any Compound or Product or practicing (or sublicensing) any of the Allogene Technology would be impractical or impossible without obtaining a Third Party IP License, then Licensee will be entitled to deduct from royalty payments under Section 8.3 otherwise payable to Allogene in such jurisdiction by an amount equal to [***] percent ([***]%) of the Third Party IP Costs allocable to such jurisdiction and actually paid by Licensee (or any of its Affiliates or Sublicensees) to a Third Party under a Third Party IP License, provided, no payment shall be reduced by more than [***] percent ([***]%) of the royalties otherwise owed to Allogene for such jurisdiction in such Calendar Quarter, although any excess royalties may be carried over and applied against subsequent royalties due for such jurisdiction in subsequent Calendar Quarters.
8.6Payment; Reports. Royalties shall be calculated and reported for each Calendar Quarter and shall be paid within [***] days after the end of each Calendar Quarter. Each payment shall be accompanied by a report of Net Sales of the Products by Licensee, its Affiliates and Sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of the Products on a jurisdiction-by-jurisdiction, the royalty payable, the method used to calculate the royalties, and the exchange rates used to calculate the royalties.
8.7Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the average of the rates of exchange for the currency of the jurisdiction from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the Calendar Quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Allogene, unless otherwise specified in writing by Allogene.
8.8Taxes.
(a)General. In the event any withholding, value added, or other tax (including any tax based on income to Allogene) (“Tax Withholdings”) is required to be withheld and deducted from payments by Licensee (or its Affiliate paying on behalf of Licensee) pursuant to this Agreement under Applicable Laws, Licensee (or its Affiliate paying on behalf of Licensee) will make such deduction and withholding and will pay the remainder to Allogene, and any amounts so withheld and deducted will be remitted by Licensee (or its Affiliate paying on behalf of Licensee) on a timely basis to the appropriate Governmental Authority for the account of Allogene and Licensee (or its Affiliate paying on behalf of Licensee) will provide Allogene reasonable evidence of the remittance within [***] days thereof and for the purposes of this

Agreement, Licensee will be deemed to have fulfilled all of its payment obligations to Allogene with respect to such payments paid to the such Governmental Authority. Licensee may satisfy its withholding, value added or other tax obligations under this Section 8.8(a) through its Affiliates.
(b)Taxes Resulting From Licensee Action. Notwithstanding Section 8.8(a), if, as a result of any action by Licensee, including assignment, sublicense or transfer of this Agreement, change in the residence of Licensee for tax purposes, change in the entity making such payment, or failure on the part of Licensee to comply with applicable Laws or filing or record retention requirements, the amount of any tax (including income tax, value added tax, interest, or penalties) that Licensee is required to deduct or withhold from a payment made by Licensee to Allogene under this Agreement is increased such that the aggregate deduction or withholding is more than [***] percent ([***]%), then the sum payable by Licensee to Allogene shall be increased to the extent necessary to ensure that Allogene receives a sum equal to the sum that Allogene would have received had no such action occurred, less [***] percent ([***]%).
(c)Tax Cooperation. Allogene and Licensee shall cooperate with respect to all documentation required by any taxing authority, the preparation of any tax returns, or reasonably requested by either Allogene or Licensee to secure a reduction in the rate of applicable taxes. Each of Allogene and Licensee shall provide the other Party and its Affiliates with reasonable assistance to enable Allogene and Licensee to recovery, as permitted by applicable Laws, of Tax Withholdings resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such Tax Withholdings. The Parties hereby agree to consult in good faith and use reasonable efforts to structure the Licensee’s exploitation of the licenses granted hereunder and expansion in the Licensee Territory with the intent of minimizing taxes, charges or duties in accordance with Applicable Law.
8.9Blocked Currency. If by applicable Laws or fiscal policy of a jurisdiction in the Licensee Territory, conversion into US Dollars or transfer of funds of a convertible currency to the United States is restricted, forbidden or substantially delayed, then amounts accrued in such jurisdiction under this Agreement will be paid to Allogene in such jurisdiction in local currency by deposit in a local bank designated by Allogene, unless Allogene and Licensee otherwise agree.’
8.10Records; Audits.
(a)Records. Licensee shall keep, and require its Affiliates and Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Allogene pursuant to this Agreement. Such books and records shall be kept for at least [***] full Calendar Years following the end of the Calendar Year to which they pertain.
(b)Audits. During the term of this Agreement and for a period of [***] years thereafter, upon [***] days prior notice from Allogene, Licensee will permit, and will cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Allogene and reasonably acceptable to Licensee, to examine, at Allogene’s sole expense, the relevant books and records of Licensee, its Affiliates and Sublicensees for the sole purpose of verifying the amounts reported by Licensee in accordance with Section 8.3 and the payment of royalties and milestone payments hereunder. An audit by Allogene under this Section 8.10 will occur not more than once in any Calendar Year, unless otherwise requested by the Upstream Licensors pursuant to the applicable Existing Allogene In-Licenses, and will be limited to the pertinent books and records for any Calendar Year ending not more than [***] years before the date of the request. The accounting firm will be provided access to such books and records at the facility(ies) of Licensee, its Affiliates or Sublicensees, as applicable, where such books and records are normally kept and such examination will be conducted during normal business hours. Licensee or the applicable Sublicensee may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to facilities or records. Upon completion of the audit, the accounting firm will provide both Allogene and Licensee a written report disclosing any discrepancies in the reports submitted by Licensee or the royalties or milestone payments paid by Licensee, and, in each case, the specific details concerning any discrepancies. Such accounting firm shall not disclose Licensee’s Confidential Information to Allogene, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensee in accordance with Section 8.3 or the amount of payments by Licensee under this Agreement, in which case Allogene’s obligations with respect to such Confidential Information shall be subject to Article 9.
(c)Overpayments and Underpayments. If such accounting firm concludes that additional royalties or milestone payments were due to Allogene and which are undisputed by Licensee, then Licensee will pay to Allogene the additional royalties or milestone payments within [***] days of the date Licensee receives such accountant’s written report. Further, if the amount of such underpayments exceeds more than [***] percent ([***]%) of the amount that was properly payable to Allogene, then Licensee will reimburse Allogene for Allogene’s reasonable documented out-of-pocket costs incurred to conduct the audit. If such accounting firm concludes that Licensee overpaid royalties or milestone payments to Allogene, then such overpayments will be credited against future amounts payable by Licensee to Allogene, or, if no further payments are to be made to Allogene under this Agreement, Allogene shall promptly repay such overpayment.
(d)Confidentiality. Notwithstanding any provision of this Agreement to the contrary all reports and financial information of Licensee or its Affiliates’ or Sublicensees which are provided to or subject to inspection, audit, or review by Allogene under this Section 8.10 or elsewhere in this Agreement (including without limitation, all Development reports, Commercialization reports, royalty reports, and other books and records) will be deemed to be Licensee’s Confidential Information and subject to the provisions of Article 9.
8.11Late Payments. Any payments not made by Licensee on or before the date such payments become due under this Agreement shall bear interest at a floating rate equal to the prime interest rate quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the date when the payment was due plus [***] percent ([***]%) or the highest rate permitted by law (whichever is lower), computed from the date such payment was due until the date Licensee makes the payment. If such prime interest rate is no longer quoted, the Parties shall agree on a reasonable substitute therefor. The payment of such interest shall not limit Allogene from exercising any other rights it may have as a consequence of the lateness of any payment.

Article 9
Confidentiality
9.1Confidential Information
. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, including the Supply and Quality Agreements, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.
9.2Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is rightfully known by the Receiving Party and/or any of its Affiliates (and/or in the case of Licensee, its Sublicensees) at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates (and/or in the case of Licensee, its Sublicensees), without the use of or reference to Confidential Information of the Disclosing Party.
9.3Authorized Disclosure. Notwithstanding the provisions of Section 9.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)as reasonably necessary to obtain and maintain Regulatory Approval or to otherwise Develop, Manufacture, use or Commercialize Products in accordance with this Agreement;
(b)disclosure to Affiliates, actual and potential licensees and Sublicensees, employees, consultants, advisors or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or Sublicensee, employee, consultant or agent agrees to be bound by obligations of confidentiality and non-use (or are bound by professional obligations of privilege) that are no less stringent than the confidentiality and non-use obligations contained hereof;
(c)in the case of Allogene, disclosure to the extent required to comply with the Existing Allogene In-Licenses; and
(d)disclosure to bona-fide potential or actual Third Party investors, collaborators or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable and customary obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(c) or Section 9.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than commercially reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Laws or the rules of any internationally recognized stock exchange; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information. To the extent there is any conflict between this Article 9 and any other agreement related to Confidential Information entered into between the Parties, this Agreement shall control.
9.4Public Announcements.
(a)Press Releases. As soon as practicable following the Effective Date, Allogene and Overland Pharmaceuticals (US) Inc. shall issue a joint press release announcing the execution of this Agreement in a form mutually agreed by the Parties. Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 9.4 and which do not reveal nonpublic information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
(b)Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions (if any) previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.
9.5Publication. At least [***] days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to any of the Products that has not been previously published, Licensee shall provide to Allogene a draft copy thereof for its review (unless Licensee is required by law to publish such Information sooner, in which case Licensee shall provide such draft copy to the Allogene as much in advance of such publication as possible). Licensee shall consider in good faith any comments provided by Allogene within [***] days of receiving the draft. In addition, Licensee shall, at Allogene’s reasonable request, remove therefrom any Confidential Information of Allogene. Allogene shall also have the right to delay any presentation or publication for [***] days to enable the filing of patent applications protecting any Product. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate. At least [***] days prior to publishing or publicly presenting Information relating to any of the Products that has not been previously published or publicly presented, Allogene shall provide to Licensee a draft copy thereof (unless Allogene is required by law to publish such Information sooner, in which case Allogene shall provide such draft copy to the Licensee as much in advance of such publication or presentation as practicable or, if prior notice is not practicable, promptly following such publication or presentation).
9.6Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

9.7Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 9. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 9.

Article 10
Representations and Warranties; Limitation of Liability
10.1Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:
(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and
(c)this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not and will not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (including without limitation and subject to Section 2.7, in the case of Allogene, any Existing Allogene In-License), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
10.2Additional Allogene Representations and Warranties. Solely for the purposes of this Section 10.2, the term "Compounds" shall also include the 647 Compound and the term "Products" shall also include the 647 Product. Allogene represents and warrants to Licensee, as of the Effective Date, as follows:
(a)Allogene (i) has sufficient legal and/or beneficial title or ownership or license (including without limitation, pursuant to each of the Existing Allogene In-Licenses), free and clear from any mortgages, pledges, liens, security interests, encumbrances, charges or claim of any kind, of the Allogene Technology to grant the license that it purports to grant in Section 2.1 (subject to Section 2.7); and (ii) has not granted and will not grant during the Term any option, license, or other right to any Third Party with respect to the Compounds, Products, or Allogene Technology that would conflict with the license grant set forth in Section 2.1 or other rights granted to Licensee hereunder;

(b)Allogene has not received any written notice that any Third Party has taken any action before any applicable patent office, court, or other tribunal, claiming ownership of any Allogene Technology;
(c)Allogene has not received any written notice from any Third Party asserting that the issued patents within the Allogene Patents are invalid or unenforceable;
(d)to the knowledge of Allogene, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Allogene Patent;
(e)in addition to the representations and warranties in Section 10.2(c) and Section 10.2(d), there are no other pending or, to Allogene's knowledge, threatened (in writing), claims, suits or proceedings involving any of the Allogene Technology, Compounds, or Products;
(f)Schedule 1.13 includes all Patents that are Controlled by Allogene or any of its Affiliates as of the Effective Date that claim or cover any Compound or Product or any method of use thereof or manufacturing process related thereto in the Licensee Territory;
(g)Schedule 1.49 includes all agreements to which Allogene or any of its Affiliates are parties under which a Third Party grants a license to Allogene or any of its Affiliates under (i) any Patents that Cover the Development, Manufacture, use, or Commercialization of any Compound or Product in the Field in the Licensee Territory or (ii) any material Know-How that relates to the Compounds or Products and is necessary or reasonably useful for the Development, Manufacture, use, or Commercialization of any Compound or Product in the Field in the Licensee Territory;
(h)Allogene and all other parties to the Existing In-License Agreements are and have been in full compliance with their respective obligations thereunder, without material breach or default of any kind; and
(i)all pre-clinical activities related to any Product conducted by Allogene and all of its Affiliates prior to the Effective Date have complied with all Applicable Laws, and all Clinical Trials related to any Product initiated prior to the Effective Date have complied with all Applicable Laws and GCP.
10.3Additional Licensee Representations and Warranties. Licensee represents and warrants to Allogene, as of the Effective Date:
(a)Licensee (i) has the right to grant the license that it purports to grant in Section 2.6; and (ii) has not as of the Effective Date, and will not during the Term, grant any right to any Third Party that would conflict with the license or rights granted to Allogene hereunder.

(b)neither Licensee nor any of its Affiliates is debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Licensee Territory; and
(c)each of Licensee and its Affiliates is not, and shall not become, a person or entity with whom U.S. persons or entities is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order, sanctions, or other governmental action.
10.4Licensee Covenants. In addition to any covenants made by Licensee elsewhere in this Agreement, Licensee hereby covenants to Allogene as follows:
(a)Licensee will not knowingly, during the Term, employ or use the services of any person who is debarred or disqualified to perform any activities relating to the Compound or Products; and in the event that Licensee becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Licensee with respect to any activities relating to the Compound or Products, Licensee will immediately notify Allogene in writing and Licensee will cease employing, contracting with, or retaining any such person to perform any services relating to the Compound or Products;
(b)Licensee will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Licensee, nor will Licensee directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Licensee’s obligations under this Agreement, which promise, offer, payment, or other act would be illegal under any Applicable Law;
(c)Licensee has in place an anti-corruption and anti-bribery policy and in connection with the performance of its obligations under this Agreement, Licensee shall comply and shall cause its and its Affiliates’ employees to comply with Licensee’s policy;
(d)Licensee shall, and shall ensure that its Affiliates and Sublicensees and its and their respective employees and contractors will, not cause Allogene to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws, including any other applicable anti-corruption and anti-bribery laws, in connection with the performance of Licensee’s obligations under this Agreement;
(e)Licensee shall immediately notify Allogene if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws, including any other applicable anti-corruption and anti-bribery laws, in connection with the performance of its obligations under this Agreement;

(f)To the extent applicable, Licensee shall, and require each Sublicensee to covenant and agree in the applicable sublicense agreement that such Sublicensee shall (i) (A) not modify or reverse engineer or attempt to modify or reverse engineer [***], and (B) shall assign, and does presently assign, to Upstream Licensor 1 all property rights, Know-How, Patents and other intellectual property rights in or to any animal cell or other biological material resulting from activities that constitute a breach of the foregoing clause (A), (ii) shall comply with all Applicable Laws applicable to the care, handling, use and disposal of the Subject Antibodies or Subject Antibody Materials, and (iii) shall not use Subject Antibodies, Subject Antibody Materials or Allogene Technology beyond the scope of the rights granted under this Agreement; and
(g)In the course of performing its obligations or exercising its rights under this Agreement, Licensee shall comply with this Agreement and all Applicable Laws, including as applicable, cGMP, GCP, and GLP standards. Licensee shall adopt policies and implement procedures to protect the confidentiality of any and all Allogene Know-How.
10.5Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors or, in the case of Licensee, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 9 and Section 11.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.
10.6Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY ALLOGENE HEREUNDER AND THE ASSISTANCE TO BE PROVIDED BY ALLOGENE TO LICENSEE HEREUNDER ARE PROVIDED “AS IS,” AND ALLOGENE EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OBTAINING SUCCESSFUL RESULTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

Article 11
Intellectual Property
11.1Ownership.
(a)General. The determination of whether Patents and Know-How are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, will, for purposes of this Agreement, be made in accordance with Applicable Law in the United States, irrespective of where such conception, discovery, development or making occurs.
(b)Ownership of Collaboration IP. Any and all Inventions, together with all Know-How, Patents and other intellectual property rights arising therefrom, that modify, enhance, or otherwise improve the Allogene Platform thereof (the “Platform Inventions”) shall be solely owned by Allogene, whether they are created, conceived or generated by or on behalf solely of one Party or jointly of both Parties. Ownership of all remaining Inventions (other than Platform Inventions) and all Know-How, Patents and other intellectual property rights arising therefrom, created, conceived or generated by or on behalf of a Party (whether solely, jointly with the other Party, or jointly with a Third Party) in the performance of any activities under this Agreement shall be determined by inventorship, i.e. (i) all remaining Inventions (other than the Platform Inventions), together with all Know-How, Patents and other intellectual property rights arising therefrom, that is created, conceived or generated solely by or on behalf of Allogene shall be owned by Allogene solely (the “Allogene Inventions”), (ii) all remaining Inventions (other than the Platform Inventions), together with all Know-How, Patents and other intellectual property rights arising therefrom, that is created, conceived or generated solely by or on behalf of Licensee shall be owned by Licensee solely (the “Licensee Inventions”) and (iii) all remaining Inventions (other than the Platform Inventions), together with all Know-How, Patents and other intellectual property rights arising therefrom, that is created, conceived or generated by or on behalf of Allogene and Licensee jointly shall be owned by Allogene and Licensee jointly (the “Joint Inventions”).
(c)Ownership of Joint Collaboration IP. Each Party shall have an undivided one-half interest in and to the Joint Inventions. Each Party will exercise its ownership rights in and to such Joint Inventions, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Inventions.
(d)Disclosure. Licensee shall promptly disclose to Allogene all Inventions relating to Licensee Technology and all Platform Inventions created, conceived or generated by or on behalf of Licensee or its Affiliates or Sublicensees, in each case including all Invention disclosures or other similar documents submitted to Licensee by its or its Affiliates’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from Allogene for additional information relating thereto. Licensee hereby assigns, and to the extent not presently assignable, agrees to assign to Allogene all of Licensee's right, title and interest in and to the Platform Inventions. Each Party shall promptly disclose to the other all Joint Inventions, in each case, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from such notified Party for additional information relating thereto. In furtherance of the foregoing, to the extent

Licensee, or any of its Affiliates or Sublicensees is required under applicable Laws to pay a reward or remuneration to any employees or contractors who conceive, reduce to practice, discover, develop or otherwise make any Data, Patents or Inventions by or on behalf of Licensee or its Affiliates under or in connection with this Agreement, Licensee shall ensure that such employees or contractors agree to and are bound by a written inventor reward and remuneration policy or agreement that is legally sufficient under applicable Laws, including a specific waiver of pre-emption rights under the laws of the Licensee Territory, including for Affiliates or Sublicensees incorporated in the PRC, Article 326 of the PRC Contract Law, such that all right, title and interest in and to, and such employees or contractors shall not have any additional right or claim in or to, any Data, Patents, Inventions, and other intellectual property rights derived from their work other than the reward and remuneration they are entitled to under the inventor reward and remuneration policy or agreement of Licensee, the applicable Affiliate or Sublicensee, or such subcontractor. As between Allogene and Licensee, Licensee shall incur the costs associated with paying all such inventor awards and remuneration, and shall make, and shall cause its Affiliates and Sublicensees to make, timely payments to its or their respective employees and contractors in accordance with its or their respective inventor reward and remuneration policy or agreement with its employees.
(e)Licensee’s Affiliates, Sublicensees and Subcontractors. Licensee shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Licensee all Data and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors and that constitute Platform Inventions or Inventions relating to Licensee Technology, and to provide sufficient rights with respect thereto, so that Licensee can comply with its obligations under this Section 11.1.
11.2Patent Prosecution and Maintenance.
(a)Existing Allogene In-Licenses. Licensee acknowledges and agrees that (a) the rights and obligations under this Section 11.2 are subject to the rights of the Upstream Licensors set forth in the Existing Allogene In-Licenses with respect to the Allogene Patents; (b) Allogene’s obligations under this Agreement only apply to the extent of Allogene’s rights with respect to participation in prosecution and maintaining the Allogene Patents under the Existing Allogene In-Licenses, and (c) it shall reasonably cooperate with Allogene in order to allow Allogene to comply with the prosecution procedures set forth in the Allogene In-Licenses.
(b)Definition. For purposes of this Section 11.2, the terms “prosecute,” “prosecuting” and “prosecution,” when used in reference to any Patent, shall be deemed to include, without limitation, control of any interferences, reissue proceedings, post-grant proceedings, oppositions and reexaminations with respect to such Patent.
(c)Allogene Patents. As between the Parties, Allogene shall have the sole right, at its own expense (other than with respect to filing costs in the Licensee Territory, which shall be borne by Licensee), to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations), extensions, and maintenance of the Allogene Patents, including any Patents contained in the Allogene Inventions and Platform

Inventions. Allogene shall consult with, and consider in good faith the requests and suggestions of, the Licensee with respect to strategies for filing and prosecuting the Allogene Patents in the Licensee Territory, and otherwise keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution, extensions and maintenance of Allogene Patents in the Field in the Licensee Territory. Allogene will notify Licensee of all inter partes reviews, invalidity actions, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given Allogene Patent in the Field in the Licensee Territory. In the event that Allogene desires to abandon or cease prosecution or maintenance of any Allogene Patent that Covers (i) a Compound or Product and no other product (an “Allogene Product Patent”) in the Field in the Licensee Territory, or (ii) the 647 Compound or 647 Product in the Field in the Licensee Territory, (any of the foregoing Patents, including any Allogene Product Patent, an “Allogene Protected Patent”), Allogene shall provide reasonable prior written notice to Licensee of such intention (which notice shall, in any event, be given no later than [***] days prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office), and upon Licensee’s written election provided no later than [***] days after such notice from Allogene, Licensee may (but shall not be obligated to) takeover prosecution and/or maintenance of such Patent, in Allogene's name, at Licensee’s direction and expense. In such case, Licensee shall consult with, and consider in good faith the requests and suggestions of, Allogene with respect to strategies for filing and prosecuting the applicable Allogene Protected Patents in the Licensee Territory, and otherwise keep Allogene reasonably informed of progress with regard to the preparation, filing, prosecution, extensions and maintenance of the applicable Allogene Protected Patents in the Field in the Licensee Territory. If Licensee does not provide such election within [***] days after such notice from Allogene or thereafter elects to discontinue prosecution or maintenance of any Allogene Protected Patent in the Licensee Territory, with respect to which it has previously made such election, Allogene may, in its sole discretion, cost, and expense, resume or continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent. The provisions of this Section 11.2(c) are subject to, if any, the rights of Allogene’s Upstream Licensors with respect to the applicable Patents.
(d)Licensee Invention Patents. Licensee shall have the sole right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Licensee Invention Patents worldwide.
(e)Joint Invention Patents. Allogene shall have the sole right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations), extensions and maintenance of the Joint Invention Patents in the Allogene Territory in the name of both Parties. Licensee shall have the sole right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Joint Invention Patents in the Licensee Territory in the name of both Parties. Each Party (a “Prosecuting Party”) shall keep the other Party reasonably informed of progress with regard to the preparation, filing, prosecution, extensions and maintenance of the Joint Invention Patents in the Prosecuting Party’s territory. The Prosecuting Party will notify the other

Party of all inter partes reviews, invalidity actions, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given Joint Invention Patent in the Prosecuting Party’s territory. The Prosecuting Party will consult with, and consider in good faith the requests and suggestions of, the other Party with respect to strategies for filing and prosecuting the Joint Invention Patents in the Prosecuting Party’s territory. In the event that the Prosecuting Party desires to abandon or cease prosecution or maintenance of any Joint Invention Patent in the Prosecuting Party’s Territory, the Prosecuting Party shall provide reasonable prior written notice to the other Party of such intention (which notice shall, in any event, be given no later than [***] days prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office), and upon the other Party’s written election provided no later than [***] days after such notice from the Prosecuting Party, the other Party may (but shall not be obligated to) takeover prosecution and/or maintenance of such Patent, in the name of both Parties, at the other Party’s direction and expense. If the other Party does not provide such election within [***] days after such notice from the Prosecuting Party or thereafter elects to discontinue prosecution or maintenance of any Joint Invention Patent in the Prosecuting Party’s Territory, with respect to which it has previously made such election, the Prosecuting Party may, in its sole discretion, cost, and expense, resume or continue prosecution and maintenance of such Patent in the name of both Parties or discontinue prosecution and maintenance of such Patent.
(f)Other IP. Licensee may not file any patent application anywhere in the world claiming or Covering any [***]. Additionally, Licensee may not disclose portions of a [***] without Allogene’s consent.
(g)Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Allogene Patents, Licensee Invention Patents and Joint Invention Patents under this Section 11.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any jurisdiction as permitted by this Section 11.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.
11.3Infringement by Third Parties.
(a)Existing Allogene In-Licenses. Licensee acknowledges and agrees that (a) the rights and obligations under this Section 11.3 are subject to the rights of the Upstream Licensors set forth in the Existing Allogene In-Licenses with respect to the Allogene Patents; (b) Allogene’s obligations under this Agreement only apply to the extent of Allogene’s rights with respect to participation in enforcement actions under the Existing Allogene In-Licenses , and (c) it shall reasonably cooperate with Allogene to comply with the enforcement procedures set forth in the Allogene In-Licenses.

(b)Notice. In the event that either Allogene or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Allogene Patent or Joint Invention Patent, it shall notify the other Party in writing to that effect.
(c)Allogene Patents. Allogene shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Allogene Patent (including Patents contained in any Allogene Inventions or any Platform Inventions) or any Joint Invention Patent at its own expense and by counsel of its own choice. Allogene shall keep Licensee reasonably informed of the litigation and reasonably consider Licensee's requests, suggestions, and business interests in connection with such litigation. If Allogene decides not to bring any such action or proceeding with respect to infringement of any Allogene Protected Patent (or any Joint Invention Patent) within [***] days following the written notice of alleged infringement, Licensee shall have the right to bring and control any such action at its own expense and by counsel of its own choicebut only to the extent such infringement is in the Field and the Licensee Territory, and Allogene shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Licensee shall keep Allogene reasonably informed of the litigation and reasonably consider Allogene’s requests and suggestions regarding the litigation. Likewise if any inter partes review or other action alleging invalidity, unenforceability or noninfringement of any of the Allogene Protected Patents or Joint Invention Patents shall be brought against Allogene or Licensee (whether as an independent action or as a counterclaim of a suit filed by Allogene or Licensee above in this Section 11.3(c)) in the Licensee Territory, then Allogene, at its sole option, shall have the right, [***] days after the commencement of such action, to take or regain control of the action at its own expense. If Allogene shall determine not to exercise this right, then Licensee may take over or remain as lead counsel for the action at its sole discretion and expense. The provisions of this Section 11.3(c) are subject to, if any, the rights of Allogene’s Upstream Licensors with respect to the Products, whether in or outside the Field and whether in the Licensee Territory or the Allogene Territory.
(d)Licensee Invention Patents. Licensee shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensee Invention Patent at its own expense and by counsel of its own choice.
(e)Cooperation; Award. In the event a Party brings an infringement action in accordance with this Section 11.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 11.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 11.3, whether by way of settlement or otherwise, shall be applied first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and, of the remaining amount, [***].

11.4Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party in the Field in the Licensee Territory. Neither Party shall have the right to settle any patent infringement litigation under this Section 11.4 in a manner that diminishes the rights or interests of the other Party in its respective territory without the written consent of such other Party (which shall not be unreasonably withheld).
11.5Marking. To the extent required by law, Licensee shall, and shall cause its Affiliates and their Sublicensees to, mark the Products sold under this Agreement with the number of each issued Allogene Patent that applies to the Products.
11.6Patent Listings. With respect to each Product, the Parties shall cooperate in good faith to determine and make all patent listings with Regulatory Authorities or other governmental authorities in the Licensee Territory. Each of Allogene and Licensee shall, or shall cause its Affiliates to (a) provide to the other Party all Information that is necessary or reasonably useful to enable making such filing with Regulatory Authorities or other governmental authorities in the Licensee Territory and (b) cooperate with the other Party in connection therewith, including meeting any submission deadlines.
11.7Common Interest. All Information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of Patents under this Article 11 will be deemed to be Confidential Information of the Party that Controls the Patent or has licensed rights to the Patent to the other Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors or licensees are to, for their mutual benefit, obtain patent protection and plan patent defense against potential patentability/invalidity challenges or infringement activities by Third Parties, and as such, are aligned and are legal in nature. Each Party agrees and acknowledges that it has not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this Article 11, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any Information required to be disclosed by such Party to the other Party under this Article 11 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such Information and the Parties shall in good faith cooperate to agree upon a procedure (which may include entering into a specific common interest agreement, disclosing such Information on a “for counsel eyes only” basis or similar procedure) under which such Information may be disclosed without waiving or breaching such privilege or immunity.

Article 12
Term; Termination
12.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall expire on a jurisdiction-by-jurisdiction and Product-by-Product basis, upon the expiration of Royalty Term with respect to such Product and such jurisdiction. In addition, at any time during the Term, Licensee may, at its convenience, terminate this Agreement on a Product-by-Product basis, immediately [***] days' prior written notice to Allogene.
12.2Termination.
(a)Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within [***] days after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [***] day period unless the breaching Party has cured such breach prior to the end of such period. Notwithstanding anything herein to the contrary, in the event that Licensee fails to fulfill its diligence obligations under Section 3.1 (and does not cure such failure as provided in this Section 13.3(a) or dispute such failure in good faith), Allogene's sole and exclusive remedy shall be to terminate this Agreement as provided in this Section 13.3(a) on a Product-by-Product basis, as applicable to such failure.
(b)Patent Challenge. Allogene shall have the right to terminate this Agreement upon [***] days prior written notice to Licensee if Licensee or any of its controlled Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Allogene Patent, which termination shall become effective only if such proceeding, challenge, or opposition is successfully discontinued within such [***] day period, or if Licensee terminates it sublicense agreement with the applicable Sublicensee within such [***] day period.
(c)Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy against such other Party, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within [***] days.
(d)Termination of the Shareholders’ Agreement. This Agreement shall terminate upon termination of the Shareholders’ Agreement unless the Shareholders’ Agreement is terminated as a result of an initial public offering of Licensee.
(e)Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 14 hereof. Notwithstanding anything to the contrary contained in Section 12.3 or elsewhere in the Agreement, the applicable cure period for any alleged material breach that is in dispute shall be tolled from the date that the alleged breaching Party notifies the other Party that it intends to dispute the allegation through the resolution of such dispute pursuant to Article 14 and it is understood and acknowledged that, during the pendency of a dispute pursuant to Article 14, all of the terms and conditions of this

Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.
12.3Effect of Expiration or Termination.
(a)Effect of Expiration. Upon expiration (but not earlier termination) of this Agreement and provided that Licensee has paid all undisputed payments payable under this Agreement, the license grant set forth in Section 2.1 shall survive on a fullypaid, royaltyfree (other than any payments or royalties that may be due under any Existing Allogene In-Licenses), irrevocable, perpetual basis, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.2(e) or in Section 12.4.
(b)Effect of Termination. Upon any termination of this Agreement, the license grant set forth in Section 2.1 (in applicable part, in the case of any partial termination by Product) shall automatically terminate and revert to Allogene, and all other corresponding rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.2(e) or in Section 12.4.
(c)Additional Effects of Termination. Upon any termination of this Agreement, except termination of this Agreement by Licensee under Section 12.2(a), the following provisions shall apply:
(i)Licensee shall, and it hereby does, effective as of such termination, grant to Allogene an exclusive, royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicense, under the Licensee Technology, solely to research, develop, have developed, use, have used, make, have made, manufacture, have manufactured, import, have imported, export, have exported, sell, have sold, offer for sale, promote, market and distribute the Products.
(ii)Licensee shall, and it hereby does, effective as of such termination, assign to Allogene all of Licensee’s right, title and interest in and to any and all Product-specific trademarks used by Licensee and its Affiliates in the Licensee Territory (if any), including all goodwill therein, and Licensee shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at Allogene’s cost.
(iii)As promptly as practicable (and in any event within [***] days) after such termination, Licensee shall: (A) to the extent not previously provided to Allogene, deliver to Allogene true, correct and complete copies of all regulatory filings and registrations (including Regulatory Approvals) for the Products in the Field in the Licensee Territory, and disclose to Allogene all Licensee Know-How (including all preclinical and clinical data) not previously disclosed to Allogene; (B) transfer or assign, or cause to be transferred or assigned, to Allogene or its designee (or to the extent not so assignable, take all reasonable actions to make available to Allogene or its designee the benefits of) (1) all regulatory filings and registrations (including Regulatory Approvals) for the Products in the Field in the Licensee Territory, whether held in the name of Licensee or its Affiliate, and (2) all data generated by or on behalf of Licensee or its designee while conducting Development or Commercialization activities under the Agreement to Allogene or its designee, including non-clinical and clinical studies conducted by or on behalf of Licensee on Products and all pharmacovigilance data (including all adverse event database information) on Products; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 12.3(c)(iii) to Allogene.
(iv)Transition Assistance. Licensee shall, and shall cause its Affiliates and Sublicensees, to provide assistance, at no cost to Allogene, as may be reasonably necessary or useful for Allogene or its designee to commence or continue Developing or Commercializing Products in the Licensee Territory for a period of at least [***] days after the effective date of such termination (the “Transition Period”) to the extent Licensee is then performing or having performed such activities, including transferring or amending as appropriate, upon request of Allogene, any agreements or arrangements with Third Party to Develop and Commercialize the Products in the Licensee Territory. To the extent that any such contract between Licensee and a Third Party is not assignable to Allogene or its designee, then Licensee shall reasonably cooperate with Allogene to arrange to continue to and provide such services from such entity.
(v)Ongoing Clinical Trial. If at the time of such termination, any Clinical Trials for the Products are being conducted by or on behalf of Licensee, then, at Allogene’s election, cost, and expense, on a Clinical Trial-by-Clinical Trial basis: (1) Licensee shall, and shall use Commercially Reasonable Efforts to cause its Affiliates and Sublicensees to, (A) continue to conduct such Clinical Trial during the Transition Period or another period of time as determined by Licensee after the effective date of such termination at Allogene’s cost, and (B) after such period, to (y) fully cooperate with Allogene to transfer the conduct of all such Clinical Trial to Allogene or its designee or (z) continue to conduct such Clinical Trials, at Allogene’s cost, for so long as necessary to enable such transfer to be completed without interruption of any such Clinical Trials. In all cases, Allogene shall assume any and all liability and costs for such Clinical Trial after the effective date of such termination, and (2) Licensee shall, and shall cause its Affiliates and Sublicensees to, at Allogene’s sole cost and expense, orderly wind down the conduct of any such Clinical Trial which is not assumed by Allogene under clause (1).
(vi)Inventory. At Allogene’s election and request, (1) Licensee shall transfer to Allogene or its designee all inventory of the Product (including all final Products as supplied by Allogene) then in possession or control of Licensee, its Affiliates or Sublicensees; provided that Allogene shall pay Licensee a price equal to [***] percent ([***]%) of Licensee’s costs for such Products or (2) (A) Licensee may continue to Commercialize all inventory of the Products then in possession or control of Licensee during the Transition Period and make the corresponding payments, including any milestone payments or royalties to Allogene under this Agreement as though this Agreement had not been terminated, and (B) after the Transition Period, Licensee shall transfer to Allogene or its designee any remaining inventory of the

Product to Allogene or its designee at a price equal to [***] percent ([***]%) of Licensee’s costs for such Product.
(d)Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party retains a license from the other Party as provided in this Article 12, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.
(e)Other Remedies. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration. Without limiting the foregoing, any termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.
12.4Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 3.9, 11.1, 12.3, 12.4 and 12.5 and Articles 1, 8 (to the extent necessary to satisfy payment obligations outstanding as of the effective date of termination), 9, 13, 14 and 15 of this Agreement shall survive expiration or any termination of this Agreement.
12.5Termination Press Releases. In the event of termination of this Agreement for any reason and subject to the provisions of this Article 12, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Laws, disclose such information without the prior approval of the other Party. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.
12.6Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.
12.7Option to Continue In-Lieu of Termination for Serious Material Breach.  If Licensee has the right to terminate this Agreement under Section 12.2(a) as a result of any Serious Material Breach that has not been cured in accordance with Section 12.2(a), it may elect (at its sole discretion) not to exercise such termination right and instead to exercise the alternative remedy set forth in this Section 12.7 by providing written notice of such election to Allogene within [***] days following the end of the cure period specified in Section 12.2(a). If Licensee provides such written notice, this Agreement shall continue in full force and effect, except as follows:
(a)Payments. Without limiting Licensee's other remedies hereunder, any milestone or royalty payment under Article 8 that becomes due thereafter shall be reduced by [***] percent ([***]%) after applying all other applicable deductions and reductions to such payments permitted under this Agreement;
(b)Certain Rights and Obligations. Licensee's diligence obligations under Article 3 (Development) and Article 6 (Commercialization) (Diligence), and its obligation to provide reports, updates and other information under those Articles, shall cease immediately; and
(c)Reasonable Remedies. The Parties acknowledge and agree that the remedies set forth in this Section 12.7 are reasonable remedies, in lieu of Licensee's exercise of its termination right, for the occurrence of any of the circumstances for which Licensee has the right to terminate this Agreement under Section 12.2(a).

Article 13
Indemnification
13.1Indemnification of Allogene. Licensee shall indemnify and hold harmless each of Allogene, each Upstream Licensor, their respective Affiliates, and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Allogene Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees that are payable to an un-Affiliated Third Party (“Losses”), and which are incurred by any Allogene Indemnitee as a result of any claims, demands, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) arising directly or indirectly out of: (a) the practice by Licensee or its Affiliates or Sublicensees of the license grant pursuant to Section 2.1; (b) the research, Development, Manufacture, testing, importation, Commercialization, use, handling, storage, sale, offer for sale or other disposition or exploitation of the Compound, Subject Antibodies, Subject Antibody Materials, or the Products by Licensee or its Affiliates, Sublicensees or permitted subcontractors (including product liability and intellectual property infringement claims); (c) the negligence or willful misconduct of any Licensee Indemnitee; (d) any breach of any of the terms of this Agreement, including the representations, warranties or covenants by Licensee under this Agreement; (e) Allogene holding any Regulatory Approval for any Product for Licensee’s benefit in accordance with Section 4.1, or (f) violation of Applicable Law by Licensee or any of its Affiliates or permitted subcontractors or Sublicensees in the exercise of the license grant set forth in Section 2.1 or otherwise in connection with this Agreement; except, (g) in each case, to the extent such that such Third Party Claim alleges any infringement, misappropriation, or other violation of the Third Party's rights in Patents, Know-How, or other intellectual or proprietary rights, or that such Third Party Claims fall within the scope of the indemnification obligations of Allogene set forth in Section 13.2 or as set forth in any of the Supply and Quality Agreements.
13.2Indemnification of Licensee. Allogene shall indemnify and hold harmless each of Licensee and its Affiliates and Sublicensees, and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Licensee Indemnitees”), from and against any and all Losses incurred by any Licensee Indemnitee as a result of any Third Party Claims arising directly or indirectly out of: (a) the practice by Allogene or its Affiliates of the license granted to Allogene under Section 2.6; (b) the development, manufacture, use, handling, storage, sale or other disposition of the Compounds, 647 Compounds, 647 Products or Products by Allogene or its Affiliates; (c) the negligence or willful misconduct of any Allogene Indemnitee; or (d) any breach of any representations, warranties or covenants by Allogene under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Licensee set forth in Section 13.1.
13.3Procedure. As conditions to the Indemnitees’ right to receive indemnification under this Article 13, a Allogene Indemnitee or Licensee Indemnitee that intends to claim indemnification under this Article 13 (the “Indemnitee”) shall (a) promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification (provided that failure to notify the Indemnitor shall not relieve the Indemnitor of its obligation to indemnify hereunder unless such failure materially prejudices such Indemnitor’s rights), (b) reasonably cooperate, and cause the applicable individual Indemnitees to cooperate, with Indemnitor in the defense, settlement or compromise of such Third Party Claim, and (c)permit the Indemnitor to have sole control of the defense, settlement or compromise of such Third Party Claim, including the right to select defense counsel. In no event, however, may the Indemnitor compromise or settle any Third Party Claim in a manner which admits fault or negligence on the part of Indemnitee without the prior written consent of the Indemnitee. The Indemnitee shall not have any liability under this Article 13 with respect to Third Party Claims settled or compromised without its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

13.4Insurance. Each Party shall maintain during the Term and for a period of [***] years thereafter, product liability and clinical trial insurance, when applicable, which are generally consistent with normal business practices of prudent companies similarly situated as determined in good faith by such Party; provided, however, that in no event shall such product liability insurance be written and in force in amounts less than [***] per claim, or such greater amount as such Party customarily obtains in connection with its product candidates that are not Products. Upon request, each Party shall provide the other Party with a certificate of insurance evidencing the coverage required under this Section 13.4. Each Party shall provide the other Party with written notice of cancellation, non-renewal or material change in such insurance, and shall provide such notice within [***] days after any such cancellation, nonrenewal or material change. Licensee shall impose substantially similar obligations on its Affiliates (to the extent not named insureds under Licensee’s coverages) and Sublicensees. If Licensee or Allogene becomes, or Licensee’s Sublicensee is, a global pharmaceutical company that is self-insured generally and consistently across its business and product portfolio against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for global pharmaceutical companies, Licensee, Allogene, or such Sublicensee may substitute, upon written notice to Allogene or Licensee, as applicable,, such program of self-insurance for the insurance policies otherwise required under this Section 13.4. It is understood and agreed that the insurance or self-insurance provided under this Section 13.4 shall not be construed to limit either Party's liability with respect to its indemnification or other obligations hereunder.
13.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 9.

Article 14
Dispute Resolution
14.1Disputes. Subject to Section 14.3, upon the written request of either Party to the other Party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”) will be referred to the Executive Officers for attempted resolution. In the event such executives are unable to resolve such Dispute within [***] days after the initial written request, then, upon the written demand of either Party, the Dispute shall be subject to arbitration, as provided in Section 14.2, except as expressly set forth in Section 14.3.
14.2Arbitration.

(a)Claims. Subject to Section 14.3 below, any Dispute that is not resolved under Section 14.1 within [***] days after a Party’s initial written request for resolution, shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.
(b)Arbitrators’ Award. The arbitrators shall, within [***] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Either Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, (ii) to award punitive damages or any other damages expressly excluded under this Agreement, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.
(c)Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the ICC and the arbitrator.
14.3Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 14.2.

Article 15
Miscellaneous
15.1Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.
15.2Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the Development Plan, Commercialization Plan, and Supply and Quality Agreements, sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
15.3Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
15.4Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
15.5Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by Allogene or Licensee without the prior written consent of the other Party, except that, without consent: Allogene may assign its rights to receive payments due under this Agreement; and either Party may assign this Agreement (and all of its rights and obligations hereunder) to any of its Affiliates or to any successor to all or substantially all of its business which concerns this Agreement (whether by sale of assets or equity, merger, consolidation, reorganization or otherwise). The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.5. Any assignment not in accordance with this Agreement shall be void.
15.6No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it; provided, however, that

Upstream Licensor 1 is a third-party beneficiary of this Agreement solely for purposes of Sections 13.1 and 13.4.
15.7Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties shall use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.
15.8Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; or (b) if delivered by overnight courier, [***] Business Days after delivery.

if to Allogene:	210 E. Grand Avenue South San Francisco, CA 94080 Attention: General Counsel Telephone: 650-457-2700 E-mail: [***]
with a copy (which shall not constitute notice) to:	Goodwin Procter LLP Edinburgh Tower, 38th Floor The Landmark 15 Queen’s Road Central Hong Kong Attention: Wenseng “Wendy” Pan, Esq. Telephone: [***] E-mail: [***]
if to Licensee:
Allogene Overland BioPharm (CY) Limited
c/o Walkers Corporate Limited
Cayman Corporate Centre
27 Hospital Road
George Town, Grand Cayman
KY1-9008, Cayman Islands
Attn: Allogene Overland BioPharm (CY) Limited – The Corporate Administrator
Fax: 1 (345) 949-7886

with a copy (which shall not constitute notice) to each of:
Overland Pharmaceuticals (US) Inc.
John Hancock Tower
    25th Floor
200 Clarendon Street
Boston, MA 02116, USA
Attention:    Ed Zhang
Email: [***]

and

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive, Suite 900
Boston, MA 02210, USA
Attention:    Timothy H. Ehrlich
Email:    [***]

15.9Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, regional or worldwide epidemic, pandemic, quarantine, war, civil unrest, acts of terrorism, accident, destruction or other casualty. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure event for the purposes of this Agreement even though the pandemic is ongoing solely to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [***] days after its occurrence.
15.10Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
15.11Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
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In Witness Whereof, the Parties hereto have duly executed this License Agreement as of the Effective Date.

ALLOGENE THERAPEUTICS, INC.	ALLOGENE OVERLAND BIOPHARM (CY) LIMITED
By: /s/ David Chang Name: David Chang Title: CEO and President	By: /s/ Ed Zhang Name: Ed Zhang Title: Director

Schedule 1.13
Allogene Patents
[***]

Schedule 1.49
Existing Allogene In-Licenses
[***]

Schedule 1.74
Known Third Party Obligations

[***]

Schedule 3.8
Initial Know-How Transfer

[***]